     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 11, 1997
                                                      REGISTRATION NO. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                --------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------

                                 ZONAGEN, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                --------------
            DELAWARE                               76-0233274
 (STATE OR OTHER JURISDICTION OF       (IRS EMPLOYER IDENTIFICATION NO.)
 INCORPORATION OR ORGANIZATION)

                        2408 TIMBERLOCH PLACE, SUITE B-4
                           THE WOODLANDS, TEXAS 77380
                                 (281) 367-5892
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                --------------
                               JOSEPH S. PODOLSKI
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 ZONAGEN, INC.
                        2408 TIMBERLOCH PLACE, SUITE B-4
                           THE WOODLANDS, TEXAS 77380
                                 (281) 367-5892
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                --------------
                                   COPIES TO:
     ANDREWS & KURTH L.L.P.                    COOLEY GODWARD LLP
2170 BUCKTHORNE PLACE, SUITE 150             FIVE PALO ALTO SQUARE
   THE WOODLANDS, TEXAS 77380                 3000 EL CAMINO REAL
         (713) 220-4801                   PALO ALTO, CALIFORNIA 94306
   ATTENTION: JEFFREY L. WADE                    (415) 843-5000
                                         ATTENTION: BRIAN C. CUNNINGHAM
                                               JULIA L. DAVIDSON

                                --------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

                                --------------

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                --------------
                        CALCULATION OF REGISTRATION FEE

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--------------------------------------------------------------------------------

                                                              PROPOSED
                                                              MAXIMUM      PROPOSED MAXIMUM   AMOUNT OF
       TITLE OF EACH CLASS                  AMOUNT TO BE   OFFERING PRICE     AGGREGATE      REGISTRATION
 OF SECURITIES TO BE REGISTERED            REGISTERED(1)    PER SHARE(2)  OFFERING  PRICE(2)     FEE
-------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per share  2,300,000 shares    $20.125        $46,287,500       $14,027
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

(1) Includes shares of Common Stock issuable upon exercise of the Underwriters' over-allotment option.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, based on the average of the high and low sale prices of the Common Stock on the Nasdaq SmallCap Market on June 5, 1997.

                                --------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED JUNE 11, 1997


                                2,000,000 SHARES

                         [LOGO OF ZONAGEN APPEARS HERE]

                                  COMMON STOCK

                                  -----------

  All of the 2,000,000 shares of Common Stock offered hereby are being sold by Zonagen, Inc. ("Zonagen" or the "Company"). The Common Stock of the Company is quoted on The Nasdaq Small Cap Market under the symbol "ZONA" and on the Pacific Stock Exchange under the symbol "ZNG." On June 6, 1997, the last sale price of the Common Stock as reported on The Nasdaq Small Cap Market was $20.50 per share. See "Price Range of Common Stock and Dividend Policy." The Company has applied for inclusion of the Common Stock on The Nasdaq National Market.

                                  -----------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                   SEE "RISK FACTORS" ON PAGES 5 THROUGH 13.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                           UNDERWRITING
                                                           DISCOUNTS AND      PROCEEDS TO
                                        PRICE TO PUBLIC   COMMISSIONS(1)      COMPANY(2)
-----------------------------------------------------------------------------------------
Per Share.............................       $                 $                 $
-----------------------------------------------------------------------------------------
Total(3)..............................       $                 $                 $
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $       .
(3) The Company has granted to the Underwriters a 30-day option to purchase up to 300,000 additional shares of Common Stock, on the same terms and conditions as set forth above, solely to cover over-allotments, if any. If the Underwriters exercise this option in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be
    $       , $        and $       , respectively. See "Underwriting."

                                  -----------

  The shares of Common Stock are offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them, and subject to certain conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject any orders in whole or in part. It is expected that the certificates for the shares of Common Stock will be available for delivery at the offices of Volpe Brown Whelan & Company, LLC, One Maritime
Plaza, San Francisco, California on or about      , 1997.

VOLPE BROWN WHELAN & COMPANY                    RAYMOND JAMES & ASSOCIATES, INC.

                  The date of this Prospectus is      , 1997.

                        A photographic representation
                          of the Company's proposed
                          Vasomax product candidate.



  *VASOMAX(TM), THE COMPANY'S LEAD PRODUCT CANDIDATE, IS AN ORAL TREATMENT FOR MALE ERECTILE DYSFUNCTION. VASOMAX(TM) HAS NOT BEEN APPROVED FOR COMMERCIAL MARKETING BY THE FDA AND IS LIMITED TO INVESTIGATIONAL USE. THERE CAN BE NO ASSURANCE THAT VASOMAX(TM) WILL RECEIVE FDA APPROVAL FOR COMMERCIAL MARKETING.

  VASOMAX(TM) AND IMMUMAX(TM) ARE TRADEMARKS OF THE COMPANY. TRADE NAMES AND TRADEMARKS OF OTHER COMPANIES APPEARING IN THIS PROSPECTUS ARE THE PROPERTY OF THEIR RESPECTIVE HOLDERS.

                               ----------------

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING BY ENTERING STABILIZING BIDS OR EFFECTING SYNDICATE COVERING TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS AND CERTAIN OTHER SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ STOCK MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, all financial data and share information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. This Prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), which statements reflect the Company's current views with respect to future events and financial performance and are subject to certain risks, uncertainties and assumptions that could cause actual results to vary materially from those reflected in such statements, including those discussed in "Risk Factors" on pages 5 through 13.

                                  THE COMPANY

  Zonagen, Inc. ("Zonagen" or the "Company") is a biopharmaceutical company engaged in the research, development and marketing of products which address conditions and diseases associated with the human reproductive system. The Company has recently completed two pivotal Phase 3 clinical trials in the United States of its lead product candidate, Vasomax, an oral treatment for male erectile dysfunction, commonly referred to as impotence. Based upon clinical trial results to date, the Company believes that Vasomax will improve the erectile function, intercourse success rates and overall sexual experience of a significant percentage of impotent men. The Company is also engaged in the research and development of new approaches to contraception, including zona pellucida-based vaccines in collaboration with Schering AG ("Schering"), treatments for urological diseases such as benign prostatic hyperplasia ("BPH") and prostate cancer, and an adjuvant to enhance the effectiveness of vaccines. In addition to its proprietary development activities, the Company markets and distributes a variety of third-party fertility-related products to obstetrics/gynecology, urology and fertility specialists through its wholly owned subsidiary, Fertility Technologies, Inc. ("FTI").

  A leading study published in the Journal of Urology in 1994, the Massachusetts Male Aging Study, estimated that in the United States alone approximately 18 million men between the ages of 40 and 70 suffered from erectile dysfunction in 1990. Because male erectile dysfunction is most strongly attributable to age and age-related conditions, current aging trends suggest that the number and percentage of men in the United States suffering from the condition will increase. Currently there are a number of products available for the treatment of male erectile dysfunction, including needle injection therapy, a urethral catheter device, vacuum constriction devices, penile implants and oral medications. However, most of these treatments are invasive, painful, inconvenient, or result in an erection the onset and duration of which are determined by the treatment rather than by actual sexual stimulation. In addition, many therapies produce undesired side effects and potential complications.

  Vasomax is a fast-acting oral treatment for male erectile dysfunction that systemically delivers phentolamine mesylate ("phentolamine"). Phentolamine has been approved by the U.S. Food and Drug Administration (the "FDA") for the treatment of hypertension and for use in the diagnosis of certain tumors of the adrenal gland, and has been used "off-label" by urologists, either alone or in combination with other drugs, in penile needle injection therapies for the treatment of erectile dysfunction. The Company's clinical trial results indicate that Vasomax may help restore penile function within 15 to 30 minutes of administration in the presence of actual sexual stimulation. In addition, Vasomax does not appear to cause the penile pain or burning experienced by users of many alternative treatments. As a result of Vasomax's painless, non-invasive mode of administration, speed of efficacy, normal stimuli-induced penile response and low side effect profile, the Company believes that Vasomax could increase the number of men who will seek and receive medical treatment for male erectile dysfunction.

  The Company's Phase 3 clinical trial results to date indicate that Vasomax yielded a statistically significant improvement over placebo, with 40% of the men in the study responding to the 40mg dose. Zonagen intends to submit a New Drug Application (an "NDA") to the FDA for Vasomax promptly following the completion of certain in-process studies and data analysis that are expected to be completed in late 1997. The Company intends to seek a corporate partner for the marketing of Vasomax, and is currently in discussions with several potential partners.

  The Company's objective is to become a leading provider of innovative products and services for the management of reproductive health. The Company's strategy to achieve this goal incorporates the following key elements: (i) develop proprietary and acquired technologies; (ii) establish collaborations with corporate partners; (iii) expand specialty marketing business; and (iv) expand intellectual property portfolio.

                                  THE OFFERING

 Common Stock offered by the Company............... 2,000,000 shares
 Common Stock to be outstanding after the offering. 9,627,801 shares (1)
 Use of proceeds................................... To fund continued clinical development of and
                                                    regulatory submissions
                                                    relating to Vasomax,
                                                    continued research and
                                                    development of the
                                                    Company's other potential
                                                    products, the exercise of
                                                    an option to buy out the
                                                    rights of a third party to
                                                    royalties on sales of
                                                    Vasomax, capital
                                                    expenditures and for
                                                    general corporate purposes.
 Nasdaq Stock Market Symbol........................ ZONA
 Pacific Stock Exchange Symbol..................... ZNG

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  THREE MONTHS
                                                                      ENDED
                               YEAR ENDED DECEMBER 31,              MARCH 31,
                          --------------------------------------  --------------
                           1992    1993    1994    1995    1996    1996    1997
                          ------  ------  ------  ------  ------  ------  ------
                                                                   (UNAUDITED)
STATEMENTS OF OPERATIONS
 DATA:
Total revenues..........  $  258  $  101  $  962  $2,954  $3,293  $  790  $  943
Total costs and
 expenses...............   1,841   2,633   4,932   7,241  12,763   2,341   5,235
Net loss................  (1,583) (2,532) (3,970) (4,287) (9,470) (1,551) (4,292)
Net loss per common
 share (2)..............   (0.83)  (0.83)  (1.07)  (1.11)  (1.92)  (0.35)  (0.62)
Weighted average shares
 used in computing loss
 per common share.......   1,904   3,066   3,712   3,858   4,925   4,432   6,887

                                                            MARCH 31, 1997
                                                        ------------------------
                                                         ACTUAL   AS ADJUSTED(3)
                                                        --------  --------------
                                                              (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents.............................. $  7,780     $45,840
Total assets...........................................   10,357      48,417
Deficit accumulated during the development stage.......  (30,703)    (30,703)
Total stockholders' equity.............................    7,497      45,557

--------
(1) Based on the number of shares of Common Stock outstanding as of June 6, 1997. Excludes (i) 730,920 shares of Common Stock that may be issued upon the exercise of outstanding options at a weighted average exercise price of $5.52 per share, (ii) 319,736 additional shares of Common Stock reserved for issuance under the Company's employee and director stock option plans,
    (iii) 85,763 shares of Common Stock that may be acquired upon the exercise of outstanding warrants at a weighted average exercise price of $3.85 per share and (iv) 1,388,330 shares of Common Stock that may be issued upon the conversion of the Company's Series B Convertible Preferred Stock ("Series B Preferred Stock"), including shares of Series B Preferred Stock issuable upon the exercise of outstanding warrants. Also excludes options to purchase 175,000 shares of Common Stock granted under the Company's new nonemployee director stock option plan, subject to stockholder approval. The number of shares of Common Stock that may be issued upon the conversion of the Series B Preferred Stock will be adjusted on a weighted-average basis to the extent the price per share of Common Stock sold in this offering is less than the closing bid price per share of the Common Stock on the date of this Prospectus. See "Description of Capital Stock-- Warrants" and "Description of Capital Stock--Series B Convertible Preferred Stock."
(2) See Note 2 of Notes to Consolidated Financial Statements for a description of the computation of net loss per common share.
(3) Adjusted to reflect the sale of 2,000,000 shares of Common Stock offered hereby at an assumed public offering price of $20.50 per share. See "Use of Proceeds" and "Capitalization."

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing any shares of Common Stock offered hereby.

UNCERTAINTIES RELATED TO EARLY STAGE OF DEVELOPMENT; MODIFICATION OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Company is a development stage company. Problems, delays, expenses and complications are typically encountered by companies in the development stage, many of which may be beyond the Company's control. These include, but are not limited to, unanticipated problems and costs relating to the development, testing, production and marketing of its products, regulatory approvals and compliance, availability of adequate financing and competition. There can be no assurance that the Company will be able to complete successfully the transition from a development stage company to the successful introduction of commercially viable products. The Company has generated only limited revenue from product sales since its inception. The Company's independent public accountants have included an emphasis of a matter paragraph in their report on the Company's consolidated financial statements as of December 31, 1996 concerning the Company's need to obtain additional financing in order to complete the research and development and other activities necessary to commercialize its products. The Company's independent public accountants have informed the Company that if, at the time of their audit of the financial statements for the year ending December 31, 1997, the Company's available capital resources are anticipated not to be adequate to fund its operations through December 31, 1998, their report on those financial statements will include an explanatory paragraph expressing substantial doubt about the Company's ability to continue as a going concern or, if there is a material uncertainty whether those resources will be adequate to fund its operations for a reasonable period of time beyond December 31, 1998, will include an emphasis of a matter paragraph concerning the Company's need to obtain additional financing in order to complete research and development and other activities necessary to commercialize its products. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and Note 1 of Notes to Consolidated Financial Statements.

UNCERTAINTIES RELATED TO CLINICAL TRIAL RESULTS

  The Company must obtain FDA approval of an NDA prior to commercializing Vasomax or any other pharmaceutical product in the United States. Similar approvals will be required from the regulatory authorities of other countries prior to commercialization of any pharmaceutical products in such countries. The FDA and other regulatory authorities generally require that the safety and efficacy of a drug be supported by results from adequate and well-controlled Phase 3 clinical trials before approval for commercial sale. The Company only recently completed two pivotal Phase 3 clinical trials of Vasomax, and none of the Company's other products have yet entered into human clinical trials. The results of preclinical studies and initial clinical trials of the Company's products are not necessarily predictive of the results from large-scale clinical trials. If the results of the Company's clinical trials do not demonstrate the safety and efficacy of its products in the treatment of patients suffering from the diseases or conditions for which such products are being tested, the Company will not be able to submit an NDA to the FDA. Even if the Company believes the Phase 3 clinical trials demonstrate the safety and efficacy of Vasomax or any other product in the treatment of a disease or condition, the FDA and other regulatory authorities may not accept the Company's assessment of the results. In either case, the Company may have to conduct additional clinical trials in an effort to demonstrate the safety and efficacy of its products.

  The Company must demonstrate through preclinical studies and clinical trials that its products are safe and effective before the Company can obtain regulatory approvals for the commercial sale of those products. These studies and trials are very costly and time-consuming. The speed with which the Company is able to enroll patients in clinical trials is an important factor in determining how quickly clinical trials may be completed. Many factors affect the rate of patient enrollment, including the size of the patient population, the proximity of patients to clinical sites, and the eligibility criteria for the study. Delays in patient enrollment in the trials may result in increased costs, program delays, or both, which could have a material adverse effect on the Company.

  The administration of any product the Company develops may produce undesirable side effects in humans. The occurrence of side effects could interrupt or delay clinical trials of products and could result in the FDA or other regulatory authorities denying approval of the Company's products for any or all targeted indications. In addition, the Company, the FDA or other regulatory authorities may suspend or terminate clinical trials at any time. Even if the Company receives FDA and other regulatory approvals, the Company's products may later exhibit adverse effects that limit or prevent their widespread use or that necessitate their withdrawal from the market. There can be no assurance that any of the Company's products will be safe for human use, nor can there be any assurance that the Company will obtain regulatory approval for the commercialization of Vasomax or any other product on a timely basis, or at all. Without regulatory approval, the Company will not be able to commercialize its products, which would have a material adverse effect on the Company. Furthermore, delays in the approval process could have a material adverse effect on the Company, even if regulatory approval is ultimately obtained. See "Business--Male Erectile Dysfunction--The Vasomax Solution" and "Business--Government Regulation."

SUBSTANTIAL DEPENDENCE ON ONE PRODUCT; EARLY STAGE OF DEVELOPMENT OF OTHER PRODUCTS

  The Company has not completed the development of any proprietary product, and substantially all of the Company's revenues currently are derived from sales by FTI of products developed or manufactured by others. The Company has dedicated a substantial portion of its resources over the last several years to the development of Vasomax. Products, if any, resulting from the Company's other research and development programs are not expected to be commercially available for at least several years, if at all. As a result, the Company's future prospects are substantially dependent on favorable results from the Phase 3 clinical trials, timely approval by the FDA and the successful commercialization of Vasomax. Failure to obtain regulatory approval and successfully commercialize Vasomax would have a material adverse effect on the Company. The development or acquisition of commercially viable products other than Vasomax will require significant further investment, research, development, preclinical studies, clinical testing and regulatory approvals, both foreign and domestic. In addition, there can be no assurance that the Company will be able to produce Vasomax or any other product at reasonable cost, or market such products successfully. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Male Erectile Dysfunction--The Vasomax Solution" and "Business--Products in Preclinical Development."

HISTORY OF OPERATING LOSSES; ACCUMULATED DEFICIT

  The Company has experienced significant operating losses in each fiscal year since its inception. As of March 31, 1997, the Company had an accumulated deficit of approximately $30.7 million. The Company may incur substantial additional operating losses over at least the next several years in connection with its research and development and preclinical and clinical activities. The Company's ability to achieve profitability will depend, among other things, on successfully completing the development of its products, obtaining regulatory approvals, establishing marketing, sales and manufacturing capabilities or collaborative arrangements with others which possess such capabilities, and raising sufficient funds to finance its activities. There can be no assurance that the Company will be able to achieve profitability or that profitability, if achieved, can be sustained. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 1 of Notes to Consolidated Financial Statements.

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

  The Company has experienced negative cash flows from operations since its inception and has funded its activities to date primarily from equity financings. The Company has expended, and will continue to require, substantial funds to continue research and development, including preclinical studies and clinical trials of its products, and to commence sales and marketing efforts if FDA and other regulatory approvals are obtained. The Company believes that its existing capital resources, together with the proceeds of this offering, will be sufficient to fund its operations through at least the next twelve months. The Company's capital requirements will depend on many factors, including the problems, delays, expenses and complications frequently encountered by development stage companies; the progress of the Company's preclinical and clinical activities; whether the Company is able to successfully conclude a collaborative arrangement for the marketing of Vasomax; the progress of the Company's future collaborative research, manufacturing, marketing or other funding arrangements; the costs and timing of seeking regulatory approvals of the Company's products; the Company's ability to obtain regulatory approvals; the success of the Company's sales and marketing programs; the cost of filing, prosecuting and defending and enforcing any patent claims and other intellectual property rights; and changes in economic, regulatory or competitive conditions or the Company's planned business. Estimates about the adequacy of funding for the Company's activities are based on certain assumptions, including the assumption that the development and regulatory approval of the Company's products can be completed at projected costs and that product approvals and introductions will be timely and successful. There can be no assurance that changes in the Company's research and development plans, acquisitions or other events will not result in accelerated or unexpected expenditures. To satisfy its capital requirements, the Company may seek to raise additional funds in the public or private capital markets. The Company's ability to raise additional funds in the public or private markets will be adversely affected if the results of its current or future clinical trials are not favorable. The Company is seeking a collaborative agreement with respect to Vasomax and may seek additional funding through other corporate collaborations and financing vehicles. There can be no assurance that the Company will successfully enter into such agreement with respect to Vasomax or that any other such funding will be available to the Company on favorable terms or at all. If adequate funds are not available, the Company may be required to curtail significantly one or more of its research or development programs, or it may be required to obtain funds through arrangements with future collaborative partners or others that may require the Company to relinquish rights to some or all of its technologies or products. If the Company is successful in obtaining additional financing, the terms of such financing may have the effect of diluting or adversely affecting the holdings or the rights of the holders of the Company's Common Stock. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

UNCERTAINTY OF PROTECTION FOR PATENTS AND PROPRIETARY TECHNOLOGY

  The Company's ability to commercialize any products will depend, in part, upon its ability to obtain patents, enforce those patents, preserve trade secrets, and operate without infringing upon the proprietary rights of third parties. The patent positions of biotechnology and pharmaceutical companies are highly uncertain and involve complex legal and factual questions. The Company's issued U.S. patent relating to Vasomax is a method-of-use patent that covers only the use of certain compounds to treat specified conditions, rather than a composition-of-matter patent which would cover the chemical composition of the active ingredient. The Company's pending patent application relating to Vasomax covers both methods of use and formulations of the active ingredient in Vasomax. There can be no assurance that the pending Vasomax patent application or any other patent applications owned by or licensed to the Company will result in issued patents, that patent protection will be secured for any particular technology, that any patents that have been or may be issued to the Company or its licensors will be held valid or enforceable, that any patents will provide meaningful protection to the Company, that others will not be able to design around the patents, or that the Company's patents will provide a competitive advantage or have commercial application. The failure to obtain adequate patent protection would have a material adverse effect on the Company and may adversely effect the Company's ability to enter into, or the terms of, any arrangement for the marketing of any product.

  There can be no assurance that patents owned by or licensed to the Company will not be challenged by others. The Company could incur substantial costs in proceedings, including interference proceedings, before the U.S. Patent and Trademark Office and comparable proceedings before similar agencies in other countries. These proceedings could result in adverse decisions about the patentability of the Company's inventions and products as well as about the enforceability, validity or scope of protection afforded by the patents.

  There can be no assurance that the manufacture, use or sale of the Company's product candidates will not infringe patent rights of others. The Company may be unable to avoid infringement of those patents and may have to seek a license, defend an infringement action, or challenge the validity of the patents in court. There can be no assurance that a license will be available to the Company, if at all, upon terms and conditions acceptable to the Company or that the Company will prevail in any patent litigation. Patent litigation is costly and time consuming, and there can be no assurance that the Company will have sufficient resources to bring such litigation to a successful conclusion. If the Company does not obtain a license under such patents, is found liable for infringement, or is not able to have such patents declared invalid, the Company may be liable for significant money damages, may encounter significant delays in bringing products to market, or may be precluded from participating in the manufacture, use or sale of products or methods of treatment requiring such licenses.

  The Company also relies upon trade secrets and other unpatented proprietary information. To the extent the Company relies on trade secrets and unpatented know-how to maintain its competitive technological position, there can be no assurance that others may not independently develop the same or similar technologies. The Company seeks to protect trade secrets and proprietary knowledge, in part through confidentiality agreements with its employees, consultants, advisors, collaborators and contractors. Nevertheless, these agreements may not effectively prevent disclosure of the Company's confidential information and may not provide the Company with an adequate remedy in the event of unauthorized disclosure of such information. If the Company's employees, scientific consultants or collaborators develop inventions or processes independently that may be applicable to the Company's products, disputes may arise about ownership of proprietary rights to those inventions and processes. Such inventions and processes will not necessarily become the Company's property, but may remain the property of those persons or their employers. Protracted and costly litigation could be necessary to enforce and determine the scope of the Company's proprietary rights. Failure to obtain or maintain patent and trade secret protection, for any reason, would have a material adverse effect on the Company.

  Several bills affecting patent rights have been introduced in the U.S. Congress. These bills address various aspects of patent law, including publication, patent term, re-examination, subject matter and enforceability. It is not certain whether any of these bills will be enacted into law or what form new laws may take. Accordingly, the effect of legislative change on the Company's intellectual property is uncertain. See "Business--Patents and Proprietary Information."

GOVERNMENT REGULATION

  The Company's research and development activities, preclinical studies, clinical trials, and the manufacturing and marketing of its products are subject to extensive regulation by the FDA and other regulatory authorities in the United States. These activities are also regulated in other countries where the Company intends to test and market its products.

  Any drug developed by the Company must undergo an extensive regulatory approval process before it may be marketed and sold. The regulatory process, which includes preclinical studies and clinical trials of each compound to establish its safety and efficacy, takes many years and requires the expenditure of substantial resources. Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent FDA regulatory approval. Although the FDA may have been consulted in developing protocols for clinical trials, that consultation provides no assurance that the FDA will accept the clinical trials as adequate or well-controlled or accept the results of those trials as establishing safety or efficacy. In addition, delays or rejections may be encountered based upon changes in FDA policy for drug approval during the period of product development and FDA regulatory review of each submitted NDA. Similar delays and rejections may also be encountered in foreign countries. There can be no assurance that, even after such time and expenditures, regulatory approval will be obtained for any drugs developed by the Company. Moreover, if regulatory approval of a drug is granted, such approval may entail limitations on the indicated uses for which it may be marketed or may be conditioned upon post-marketing surveillance studies. Further, even if such regulatory approval is obtained, a marketed drug, its manufacturer and its manufacturing facilities are subject to continual review and periodic inspections, and later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on the product or manufacturer, including a withdrawal of the product from the market. Failure to comply with the applicable regulatory requirements can, among other things, result in warning letters, fines, suspensions or withdrawals of regulatory approvals, product recalls or seizures, operating restrictions, injunctions, civil penalties and criminal prosecution. Further, additional government regulation may be established that could prevent or delay regulatory approval of the Company's products. The United States Congress has been considering legislation that would substantially reform FDA regulations, including the requirements for NDA approval. It is not certain whether any such legislation will be enacted into law, what form any new law will take, or what effect any new law would have on the Company.

  The Company's business is also subject to regulation under state and federal laws regarding environmental protection, hazardous substances control, and exposure to blood-borne pathogens. These laws include the Occupational Safety and Health Act, the Environmental Protection Act, and the Toxic Substance Control Act. In addition, the Company's diagnostic laboratory operations are required to be certified or licensed under the federal Clinical Laboratory Improvement Act of 1967, as amended in 1988 ("CLIA"), the Medicare and Medicaid programs and various state and local laws. Any violation of, and the cost of compliance with, these laws and regulations could adversely affect the Company. There can be no assurance that statutes or regulations applicable to the Company's business will not be adopted that impose substantial additional costs or otherwise materially adversely affect the Company's operations. See "Business--Governmental Regulation."

LIMITED SALES AND MARKETING EXPERIENCE; DEPENDENCE ON FUTURE COLLABORATORS

  The Company has limited experience in the sales, marketing and distribution of pharmaceutical products. The Company plans to enter into an agreement for the marketing and sale of Vasomax with one or more pharmaceutical companies having established marketing and sales capabilities, and may seek similar arrangements regarding other proprietary product candidates. To the extent the Company enters into marketing or distribution arrangements with others, any revenues the Company receives will depend upon the efforts of third parties. There can be no assurance that any third party will devote sufficient resources to the Company's products or market the Company's products successfully, or that any third-party collaboration will be on terms favorable to the Company. If any marketing partner does not market a product successfully, the Company would be materially adversely affected. If the Company fails to reach an agreement to market Vasomax or fails to reach or elects not to enter into a similar arrangement with respect to any of its other proprietary product candidates, the Company will need to develop a sales and marketing force with supporting distribution capability substantially in excess of the capability currently possessed by FTI to be able to market such products directly. Significant additional expenditures would be required for the Company to develop a sales and marketing force and supporting distribution capability. There can be no assurance that the Company will be able to establish sales, marketing and distribution capabilities or that it or its collaborators will be successful in gaining market acceptance for any products that the Company may develop. The Company's failure to establish marketing capabilities or to enter into marketing arrangements with third parties would have a material adverse effect on the Company. See "Business--Sales and Marketing."

MANUFACTURING UNCERTAINTIES; RELIANCE ON THIRD-PARTIES

  The Company does not have any manufacturing facilities and does not expect to establish any significant manufacturing capacity in the near future. The Company has relied upon one third-party manufacturer to manufacture and supply each component of Vasomax, including bulk phentolamine, tablets and packaging, in the quantities necessary for the Company's clinical trials. The Company intends to contract with one or more third parties for the manufacture and supply of commercial quantities of bulk phentolamine, tablets and packaging, and for the manufacture and supply of other products that it may develop. There can be no assurance that the Company will be able to obtain supplies of its products from third-party suppliers on terms or in quantities acceptable to the Company. Also, the Company's dependence on third parties for the manufacture of its products may adversely affect the Company's product margins and its ability to develop and deliver products on a timely basis. Any such third-party suppliers or any manufacturing facility the Company establishes will be required to meet FDA manufacturing requirements. FDA certification, for compliance with current Good Manufacturing Practices requirements, of manufacturing facilities for a drug are a prerequisite to approval of an NDA for that drug. The Company may encounter significant delays in obtaining supplies from third-party manufacturers or experience interruptions in its supplies. The effects of any such delays or interruptions will be more severe if the Company relies upon a single source of supply, as is presently the case with Vasomax. If the Company is unable to obtain adequate supplies, its business would be materially adversely affected. See "Business--Manufacturing."

COMPETITION AND TECHNOLOGICAL CHANGE

  The Company is engaged in pharmaceutical product development, an industry which is characterized by extensive research efforts and rapid technological progress. Many established biotechnology and pharmaceutical companies, universities and other research institutions with resources significantly greater than the Company's may develop or have developed products that directly compete with the Company's products. These products may be safer, more effective or less costly than the Company's products. Even if the Company's products should prove to be more effective than those developed by other companies, other companies may be more successful than the Company because of greater financial resources, greater experience in conducting preclinical studies and clinical trials and obtaining regulatory approval, stronger sales and marketing efforts, earlier receipt of approval for competing products and other factors. If the Company commences significant commercial sales of its products, the Company or its collaborators will compete in areas in which the Company has little or no experience, such as manufacturing and marketing. There can be no assurance that the Company's products, if commercialized, will be accepted and prescribed by healthcare professionals. The Company believes that competition will be intense for all of its products.

  Vasomax faces competition from currently available therapies for male erectile dysfunction as well as potential competition from new therapies, including new oral, injectable and topical therapies that are currently being developed by other companies. Some of the Company's competitors, including Pfizer, Inc. ("Pfizer") and TAP Pharmaceuticals, Inc. ("TAP"), are active in the development of oral therapies for the treatment of male erectile dysfunction. Pfizer's Viagra(TM) oral medication for the treatment of erectile dysfunction is currently in Phase 3 clinical trials. TAP is developing an oral treatment, currently in Phase 2/3 clinical trials, for erectile dysfunction caused by psychogenic factors. The Company's other competitors include Vivus, Inc., which commenced marketing of a urethral catheter device in the United States in January 1997, and Pharmacia & Upjohn Inc., which markets a penile injection therapy. Marketing of these and other products that treat disease indications targeted by the Company could adversely affect the market acceptance of the Company's products as a result of the established market recognition and physician familiarity with the competing products. The presence of directly competitive products could also result in more intense price competition than might otherwise exist, which could have a material adverse effect on the Company. See "Business--Competition."

PRODUCT LIABILITY AND AVAILABILITY OF INSURANCE

  The Company's business exposes it to potential liability risks that are inherent in the testing, manufacturing and marketing of medical products. The use of the Company's product candidates in clinical trials may expose the Company to product liability claims and possible adverse publicity. These risks also exist with respect to the Company's product candidates, if any, that receive regulatory approval for commercial sale. Clinical trials and commercial sales, if any, of the Company's proposed female contraceptive products will involve particularly significant product liability considerations, in light of the substantial amount of litigation involving female contraceptives and other products affecting the female reproductive system. The Company currently carries $10 million of product liability coverage for the clinical research use of Vasomax and $2 million of product liability coverage for the operations of FTI. There can be no assurance that such coverage is adequate or that it will continue to be available in sufficient amounts or at acceptable costs. The Company does not have product liability insurance for the commercial sale of Vasomax or any of its other product candidates. There can be no assurance that the Company will be able to obtain additional insurance coverage at acceptable costs, or at all, or that the Company will not experience losses due to product liability claims in the future. A product liability claim, product recall or other claim, or claims for uninsured liabilities or for amounts exceeding the limits of the Company's insurance, could have a material adverse effect on the Company.

RELIANCE ON CONTRACT RESEARCH ORGANIZATIONS

  During 1996, the Company established arrangements with two contract research organizations, PPD Pharmaco and Affiliated Research Centers, Inc., relating to the Company's U.S. clinical development of Vasomax. These companies have collaborated with the Company in the design and conduct of the Company's United States clinical trials, including the pivotal Phase 3 clinical trials, of Vasomax. In addition, these companies have been responsible for managing the conduct of and analyzing data from such clinical trials on behalf of the Company. These companies may terminate these arrangements at any time. If such companies were to terminate these arrangements or were unable or unwilling to devote adequate resources to the Company's projects or to provide services on acceptable terms, the Company would be required to establish relationships with other contract research organizations, or to develop internally the capacity to conduct clinical trials. This could result in significant additional expense and delays in the Company's clinical trials, and could have a material adverse effect on the Company.

NO ASSURANCE OF ADEQUATE THIRD-PARTY REIMBURSEMENT

  The Company's ability to commercialize its products successfully will depend in part on the extent to which appropriate reimbursement levels for the cost of the products and related treatment are obtained from third-party payors, including government authorities, private health insurers and other organizations, such as health maintenance organizations ("HMOs"). Third-party payors are increasingly challenging the prices charged for medical products and services. Accordingly, if less costly treatments are available, third-party payors may not authorize reimbursement for the Company's products even if they offer advantages in safety or efficacy. Also, the trend toward managed healthcare and government insurance programs significantly influences the purchase of healthcare services and products, which could result in lower prices and reduced demand for the Company's products. The cost containment measures that healthcare providers are instituting and any healthcare reform could affect the Company's ability to sell its products and may have a material adverse effect on the Company. There can be no assurance that reimbursement in the United States or foreign countries will be available for any of the Company's products, that any reimbursement granted will be maintained, or that limits on reimbursement available from third-party payers will not reduce the demand for, or negatively affect the price of, the Company's products. The unavailability or inadequacy of third-party reimbursement for the Company's products could have a material adverse effect on the Company. The Company is unable to anticipate what additional legislation or regulation relating to the healthcare industry or third party coverage and reimbursement may be enacted in the future, or what effect the legislation or regulation would have on the Company's business.

DEPENDENCE ON KEY PERSONNEL

  The success of the Company depends in large part on the Company's ability to attract and retain highly qualified scientific and management personnel. The Company faces competition for such personnel from other companies, research and academic institutions, government entities and other organizations. There can be no assurance that the Company will be successful in hiring or retaining key personnel.

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of a substantial number of shares of Common Stock in the public market following this offering could adversely affect the market price for the Common Stock. Substantially all of the 9,627,801 shares of Common Stock to be outstanding upon completion of this offering (as well as the 1,388,330 shares of Common Stock issuable upon conversion of the outstanding Series B Preferred Stock and warrants to purchase Series B Preferred Stock and the 991,683 shares issuable upon exercise of outstanding options and warrants to purchase Common Stock) will be eligible for sale without restriction under the Securities Act (except for shares of Common Stock held by affiliates of the Company whose shares may be sold subject to the volume limitations and certain other requirements of Rule 144 under the Securities Act). The holders of 933,020 shares of Common Stock and of

Series B Preferred Stock convertible into 301,886 shares of Common Stock have agreed not to sell such shares for a period of 90 days following the effective date of the registration statement of which this Prospectus is a part without the consent of Volpe Brown Whelan & Company, LLC. The number of shares of Common Stock which may be issued upon the conversion of the outstanding Series B Preferred Stock will be adjusted on a weighted-average basis to the extent the price per share of Common Stock sold in this offering is less than the closing bid price per share of the Common Stock on the date of this Prospectus. See "Description of Capital Stock" and "Underwriting."

IMMEDIATE AND SUBSTANTIAL DILUTION; ABSENCE OF DIVIDENDS

  Purchasers of the Common Stock in the offering will experience an immediate and substantial dilution in net tangible book value per share. These investors will also experience additional dilution upon the exercise of outstanding options and warrants. See "Dilution." The Company has not declared or paid any dividends on its Common Stock since inception and does not anticipate paying cash dividends in the foreseeable future. See "Price Range of Common Stock and Dividend Policy."

LIMITED TRADING VOLUMES; POSSIBLE STOCK PRICE VOLATILITY

  The historical trading volume of the Company's Common Stock has been limited. There can be no assurance that an active public market for the Common Stock will develop or be sustained. The trading price of the Common Stock and the price at which the Company may sell securities in the future could be subject to large fluctuations in response to announcements of research activities, technological innovations or new products by the Company or its competitors, the establishment or termination of collaborative, licensing or marketing arrangements, changes in government regulations, developments concerning proprietary rights, quarterly variations in operating results, litigation, results of preclinical studies or clinical trials, approval or denial of NDAs, general market conditions, the liquidity of the Company and its ability to raise additional funds and other events. The market price of the Common Stock, and the market prices for securities of biotechnology and pharmaceutical companies generally, have experienced extreme fluctuations in recent years. These fluctuations have sometimes been unrelated to the operating performance of the affected companies. These market fluctuations as well as general fluctuations in the stock markets may also affect the price of the Common Stock.

CONCENTRATION OF STOCK OWNERSHIP

  The Company's officers and directors and their affiliates beneficially owned approximately 27.4% of the Company's Common Stock as of March 31, 1997. Accordingly, these stockholders will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. See "Principal Stockholders."

ANTI-TAKEOVER PROVISIONS

  The Company's Certificate of Incorporation (i) requires certain procedures to be followed and time periods to be met for any stockholder to propose matters to be considered at annual meetings of stockholders, including nominating directors for election at those meetings; (ii) prohibits stockholders from calling special meetings of stockholders; and (iii) authorizes the Board of Directors of the Company to issue up to 5,000,000 shares of preferred stock without stockholder approval and to set the rights, preferences and other designations, including voting rights, of those shares as the Board of Directors may determine. These provisions, alone or in combination with each other and with the matters described under "--Concentration of Stock Ownership," may discourage transactions involving actual or potential changes of control of the Company, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of Common Stock. The Company also is subject to provisions of the Delaware General Corporation Law that may make some business combinations more difficult. See "Description of Capital Stock--Certain Provisions of the Company's Charter and Bylaws and Delaware Law."

FORWARD-LOOKING STATEMENTS

  This Prospectus contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act. The words "anticipate," "believe," "expect," "estimate," "project" and similar expressions are intended to identify forward-looking statements. Such statements reflect the Company's current views with respect to future events and financing performance and are subject to certain risks, uncertainties and assumptions, including those discussed in "Risk Factors" on pages 5 through 13. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or projected.

                                  THE COMPANY

  The Company was incorporated in Delaware in August 1987. The Company's corporate headquarters is located at 2408 Timberloch Place, Suite B-4, The Woodlands, Texas 77380, and its telephone number is (281) 367-5892.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock offered hereby at an assumed public offering price of $20.50 per share (the last sale price of the Common Stock on June 6, 1997) are estimated to be approximately $38.1 million ($43.8 million if the Underwriters' over-allotment option is exercised in full).

  The Company anticipates that the net proceeds of this offering will be used to fund the continued development of and regulatory submissions relating to Vasomax, the continued research and development of potential products for the treatment of conditions or diseases associated with the human reproductive system, the exercise of an option to buy out the rights of a third party to royalties on sales of Vasomax, capital expenditures and other general corporate purposes. The Company may use a portion of the net proceeds of the offering to in-license, obtain distribution rights to or acquire selected technologies, products or businesses, but is not currently in discussions regarding any such transaction. Exact allocation of the proceeds for such purposes and timing of the expenditures will vary depending on numerous factors, including the hiring of additional personnel, the progress of the Company's research and development programs, the results of clinical and preclinical trials of its products, the cost and timing of regulatory approvals, technological advances, the commercial potential of its products, the terms of any collaborative arrangements entered into by the Company and the status of competitive products.

  Pending application of the proceeds as described above, the Company intends to invest the net proceeds in cash equivalents and short-term, investment grade, interest bearing investments, including United States government securities and high-grade corporate investments, commercial paper and bankers acceptances.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

  The Common Stock is quoted on The Nasdaq Small Cap Market under the symbol "ZONA" and on the Pacific Stock Exchange under the symbol "ZNG." The Company has applied for inclusion of the Common Stock on the Nasdaq National Market. The following table shows the high and low bid prices per share of Common Stock, as reported on The Nasdaq Small Cap Market, during the periods presented.

                                                                   HIGH   LOW
                                                                  ------ ------
1995
First Quarter.................................................... $ 7.25 $ 4.25
Second Quarter...................................................   5.00   3.38
Third Quarter....................................................   5.25   3.38
Fourth Quarter...................................................  10.88   4.88
1996
First Quarter.................................................... $18.25 $ 9.00
Second Quarter...................................................  11.50   8.63
Third Quarter....................................................   9.13   6.38
Fourth Quarter...................................................  11.50   7.75
1997
First Quarter.................................................... $19.13 $15.63
Second Quarter (through June 6, 1997)............................  24.50  15.44

  All of the foregoing prices reflect interdealer quotations, without retail mark-up, mark-downs or commissions and may not necessarily represent actual transactions in the Common Stock.

  On June 6, 1997, the last reported sales price of the Common Stock, as quoted by the Nasdaq Small Cap Market, was $20.50 per share. On June 6, 1997, there were approximately 248 holders of record and more than 5,000 beneficial holders of the Company's Common Stock.

  The Company has never paid cash dividends on the Common Stock. The Company currently intends to retain earnings, if any, to support the development of the Company's business and does not anticipate paying dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of the Company's Board of Directors after taking into account various factors, including the Company's financial condition, operating results, current and anticipated cash needs and plans for expansion.

                                CAPITALIZATION

  The following table sets forth the actual capitalization of the Company as of March 31, 1997 and as adjusted to give effect to the sale by the Company of the shares of Common Stock offered hereby (at an assumed public offering price of $20.50 per share, the last reported sale price of the Common Stock on June 6, 1997). This table should be read in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                          AS OF MARCH 31, 1997
                                                          ---------------------
                                                           ACTUAL   AS ADJUSTED
                                                          --------  -----------
                                                             (IN THOUSANDS)
                                                              (UNAUDITED)
Cash and cash equivalents................................ $  7,780    $45,840
                                                          ========    =======
Long-term obligations.................................... $     13    $    13
                                                          --------    -------
Stockholders' equity (1)
  Undesignated Preferred Stock, $0.001 par value;
   3,075,000 shares authorized; none issued and
   outstanding, actual and as adjusted...................       --         --
  Series B Convertible Preferred Stock, $0.001 par value;
   1,925,000 shares authorized; 910,701 issued and
   outstanding, actual and as adjusted(2)................        1          1
  Common Stock, $0.001 par value; 20,000,000 shares
   authorized; 7,377,106 shares issued and outstanding,
   actual; 9,377,106 shares issued and outstanding, as
   adjusted(3)...........................................        7          9
  Additional paid-in capital.............................   38,323     76,381
  Deferred compensation..................................     (131)      (131)
  Deficit accumulated during development stage...........  (30,703)   (30,703)
                                                          --------    -------
    Total stockholders' equity...........................    7,497     45,557
                                                          --------    -------
Total capitalization..................................... $  7,510    $45,570
                                                          ========    =======

--------
(1) See Note 7 of Notes to Consolidated Financial Statements.
(2) Excludes 169,250 shares of Series B Preferred Stock issuable as of March 31, 1997 upon the exercise of outstanding warrants at an exercise price of $11.00 per share. See "Description of Capital Stock--Warrants."
(3) Excludes (i) 735,520 shares of Common Stock shares issuable as of March 31, 1997 upon the exercise of outstanding options at a weighted average exercise price of $5.52 per share, (ii) 319,736 additional shares of Common Stock reserved for issuance under the Company's employee and director stock option plans, (iii) 97,383 shares of Common Stock issuable at March 31, 1997 upon the exercise of outstanding warrants at a weighted average exercise price of $3.87 per share and (iv) 1,630,078 shares of Common Stock issuable at March 31, 1997 upon conversion of the Company's Series B Preferred Stock, including the shares of Series B Preferred Stock outstanding at March 31, 1997 and shares issuable upon the exercise of outstanding warrants. Also excludes options to purchase 175,000 shares of Common Stock granted under the Company's new nonemployee director stock option plan, subject to stockholder approval. The number of shares of Common Stock which may be issued upon the conversion of the Series B Preferred Stock will be adjusted on a weighted-average basis to the extent the price per share of Common Stock sold in this offering is less than the closing bid price per share of the Common Stock on the date of this Prospectus. See "Description of Capital Stock--Warrants" and "Description of Capital Stock--Series B Convertible Preferred Stock."

                                   DILUTION

  At March 31, 1997, the Company had a pro forma net tangible book value of $5.9 million or $.67 per share. Pro forma net tangible book value per share represents the total tangible assets of the Company reduced by its total liabilities and divided by the number of shares of Common Stock outstanding as of March 31, 1997 (assuming the conversion of the Series B Preferred Stock). After giving effect to the sale of the Common Stock offered hereby at an assumed public offering price of $20.50 per share and the deduction of the estimated underwriting discounts and commissions and offering expenses payable by the Company in connection therewith, the pro forma net tangible book value of the Company as of March 31, 1997 would have been $44.0 million or $4.09 per share. This represents an immediate increase in the pro forma net tangible book value of $3.42 per share to existing stockholders and an immediate dilution of $16.41 per share to new investors purchasing shares of Common Stock in this offering. The following table illustrates the per share dilution to new investors purchasing Common Stock in this offering:

   Assumed public offering price per share(1)...................          $20.50
                                                                          ------
     Pro forma net tangible book value per share as of March 31,
      1997(2)...................................................  $  0.67
     Increase per share attributable to new investors...........     3.42
                                                                  -------
   Pro forma net tangible book value as adjusted for this offer-
    ing(2)......................................................            4.09
                                                                          ------
   Dilution per share to new investors(2).......................          $16.41
                                                                          ======

--------
(1) Before deducting estimated underwriting discounts and commissions and other offering expenses payable by the Company.
(2) Assumes no exercise of any outstanding options or warrants to purchase Common Stock or Series B Preferred Stock. As of March 31, 1997, there were
    (i) outstanding options to purchase an aggregate of 735,520 shares of Common Stock at a weighted average exercise price of $5.52 per share, (ii) outstanding warrants to purchase an aggregate of 97,383 shares of Common Stock at a weighted average exercise price of $3.87 per share and (iii) outstanding warrants to purchase an aggregate of 169,250 shares of Series B Preferred Stock at an exercise price of $11.00 per share. See "Description of Capital Stock--Warrants."

  Assuming that all options and warrants to purchase Common Stock outstanding on March 31, 1997 were exercised on that date (and in the case of the Series B Preferred Stock issuable upon exercise of warrants, converted into shares of Common Stock), pro forma net tangible book value per share as of March 31, 1997 would have been $4.32, increase in pro forma net tangible book value per share attributable to new investors would have been $3.65, and the dilution per share to new investors would have been $16.18. The foregoing computation excludes options to purchase 175,000 shares of Common Stock granted under the Company's new nonemployee director stock option plan, subject to stockholder approval. See "Description of Capital Stock--Warrants."

                     SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The selected consolidated financial data set forth below are derived from the Company's audited consolidated financial statements as of and for each of the years in the five year period ended December 31, 1996, and from the Company's unaudited consolidated financial statements as of and for each of the three-month periods ended March 31, 1996 and 1997. The Company's audited financial statements as of and for each of the years ended December 31, 1994, 1995 and 1996 have been audited by Arthur Andersen LLP, independent public accountants as indicated in their report included elsewhere herein. The report of independent public accountants for the Company's consolidated financial statements as of December 31, 1996 includes an emphasis of matter paragraph concerning the Company's need to obtain additional financing in order to complete the research and development and other activities necessary to commercialize its products. The Company's unaudited financial statements as of and for the three-month periods ended March 31, 1996 and 1997 include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such information as of and for such periods. Operating results for the three months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997. The selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                          THREE MONTHS ENDED
                                   YEAR ENDED DECEMBER 31,                     MARCH 31,
                          ----------------------------------------------  --------------------
                           1992     1993      1994      1995      1996     1996       1997
                          -------  -------  --------  --------  --------  -------  -----------
                                                                              (UNAUDITED)
STATEMENTS OF OPERATIONS
 DATA:
Revenues:
  Product sales.........  $    --  $    --  $    801  $  2,838  $  3,022  $   739   $    822
  Licensing fee.........      250       --        --        --        --       --         --
  Interest income.......        8      101       161       116       271       51        121
                          -------  -------  --------  --------  --------  -------   --------
    Total revenues......      258      101       962     2,954     3,293      790        943
Costs and Expenses:
  Cost of products sold.       --       --       570     2,162     2,087      517        571
  Research and
   development..........    1,047    1,512     2,702     2,795     7,936    1,163      4,012
  Selling, general and
   administrative.......      754      842     1,603     2,068     2,516      607        598
  Interest expense and
   amortization of
   intangibles..........       40      279        57       216       224       54         54
                          -------  -------  --------  --------  --------  -------   --------
    Total costs and
     expenses...........    1,841    2,633     4,932     7,241    12,763    2,341      5,235
                          -------  -------  --------  --------  --------  -------   --------
Net loss................  $(1,583) $(2,532) $ (3,970) $ (4,287) $ (9,470) $(1,551)  $ (4,292)
                          =======  =======  ========  ========  ========  =======   ========
Net loss per common
 share (1)..............  $ (0.83) $ (0.83) $  (1.07) $  (1.11) $  (1.92) $ (0.35)  $  (0.62)
                          =======  =======  ========  ========  ========  =======   ========
Weighted average shares
 used in computing loss
 per common share.......    1,904    3,066     3,712     3,858     4,925    4,432      6,887

                                         DECEMBER 31,
                          ----------------------------------------------            MARCH 31,
                           1992     1993      1994      1995      1996                1997
                          -------  -------  --------  --------  --------           -----------
                                                                                   (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash
 equivalents............  $   153  $ 6,057  $  2,478  $  4,190  $ 11,075            $  7,780
Total assets............      469    6,567     5,274     6,652    13,712              10,357
Long-term obligations...    1,010       --        83        66        17                  13
Deficit accumulated dur-
 ing the development
 stage..................   (6,150)  (8,682)  (12,653)  (16,940)  (26,410)            (30,703)
Total stockholders' eq-
 uity (deficit).........   (5,781)   6,457     4,248     5,425    11,577               7,497

-------
(1) See Note 2 of Notes to Consolidated Financial Statements for a description of the computation of net loss per common share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion contains forward-looking statements within the meaning of Section 27A of the Securities Act. Such statements reflect the Company's current views with respect to future events and financial performance and are subject to certain risks, uncertainties and assumptions, including those discussed in "Risk Factors." Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated in such forward-looking statements.

OVERVIEW

  Zonagen is a biopharmaceutical company in the development stage engaged in the research, development and marketing of products which address conditions and diseases associated with the human reproductive system. In addition to its proprietary development activities, the Company markets and distributes a variety of third-party fertility-related products to obstetrics/gynecology, urology and fertility specialists through its wholly owned subsidiary, FTI. The Company's objective is to become a leading provider of innovative products and services for the management of reproductive health.

  The Company has recently completed two pivotal Phase 3 clinical trials in the United States of its lead product candidate, Vasomax, an oral treatment for male erectile dysfunction. The Company has dedicated a substantial portion of its resources over the last several years to the development of Vasomax. The Company's future prospects are substantially dependent on favorable results of the Phase 3 clinical trials, approval by the FDA and the successful commercialization of Vasomax. See "Risk Factors--Substantial Dependence on One Product; Early Stage of Development of Other Products."

  Substantially all of the Company's revenues are derived from sales of third-party fertility-related products by FTI. The Company acquired FTI in 1994 to enter the market for female reproductive healthcare products and services. Revenues from FTI will not be sufficient to fund the Company's planned operations.

  As of March 31, 1997, the Company had an accumulated deficit of $30.7 million. There can be no assurance that the Company will be able to complete successfully the transition from a development stage company to the successful introduction of commercially viable products. The Company's ability to achieve profitability will depend, among other things, on successfully completing the development of its products, obtaining regulatory approvals, establishing marketing, sales and manufacturing capabilities or collaborative arrangements with others which possess such capabilities, and raising sufficient funds to finance its activities. There can be no assurance that the Company will be able to achieve profitability or that profitability, if achieved, can be sustained. The Company's independent public accountants have included an emphasis of a matter paragraph in their report on the Company's consolidated financial statements as of December 31, 1996 concerning the Company's need to obtain additional financing in order to complete the research and development and other activities necessary to commercialize its products. Although the financial statements for the three months ended March 31, 1997 have not been audited by the Company's independent accountants, such accountants have informed the Company that if, at the time of their audit of the financial statements for the year ending December 31, 1997, the Company's available capital resources are anticipated not to be adequate to fund its operations through December 31, 1998, their report on those financial statements will include an explanatory paragraph expressing substantial doubt about the Company's ability to continue as a going concern or, if there is a material uncertainty whether those resources will be adequate to fund its operations for a reasonable period of time beyond December 31, 1998, will include an emphasis of a matter paragraph concerning the Company's need to obtain additional financing in order to complete research and development and other activities necessary to commercialize its products. See "Risk Factors-- Uncertainties Related to Early Stage of Development; Modification of Report of Independent Public Accountants," "Risk Factors--History of Operating Losses; Accumulated Deficit," "Business" and Note 1 of Notes to Consolidated Financial Statements.

RESULTS OF OPERATIONS

 COMPARISON OF THREE MONTH PERIODS ENDED MARCH 31, 1997 AND 1996

  Revenues. Total revenues increased 19% to $943,000 for the quarter ended March 31, 1997 as compared to $790,000 for the same period in the prior year. Product sales, substantially all of which were derived from FTI, increased 11% to $821,000 for the quarter ended March 31, 1997 as compared to $739,000 for the same period in the prior year. The increase was due primarily to increased sales and marketing efforts by FTI. Interest income increased 136% to $121,000 for the quarter ended March 31, 1997 as compared to $51,000 for the same period in the prior year. The increase was due primarily to increased cash balances as a result of a private placement completed in October 1996.

  Cost of Products Sold. Cost of products sold increased 10% to $571,000 for the quarter ended March 31, 1997 as compared to $517,000 for the same period in the prior year. Gross margin from product sales remained relatively constant at 30% of product sales.

  Research and Development Expenses. Research and development expenses increased 245% to $4.0 million for the quarter ended March 31, 1997 as compared to $1.2 million for the same period in the prior year. Expenses associated with the development of Vasomax increased 448% to $3.3 million for the quarter ended March 31, 1997 as compared to $607,000 for the same period in the prior year. The increase was due primarily to the additional costs associated with the development of Vasomax, including U.S. Phase 3 clinical trials which commenced in late 1996. Other research and development expenses increased 23% to $684,000 for the quarter ended March 31, 1997 as compared to $556,000 for the same period in the prior year. The Company expects its research and development expenses to increase during the remainder of 1997 and for at least the next several years.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased slightly to $598,000 for the quarter ended March 31, 1997 from $607,000 for the same period in the prior year.

  Interest Expense and Amortization of Intangibles. Interest expense and amortization of intangibles remained relatively constant at $54,000 for the quarter ended March 31, 1997 as compared to the same period in the prior year. The Company recorded $52,000 of amortization during the first quarter of 1997 related to the excess of cost over fair value of tangible assets associated with the acquisition of FTI.

 COMPARISON OF YEARS ENDED DECEMBER 31, 1996 AND 1995

  Revenues. Total revenues increased 11% to $3.3 million in 1996 as compared to $3.0 million in 1995. Product sales increased 6% to $3.0 million in 1996 as compared to $2.8 million in 1995. The increase was due primarily to increased sales efforts in the second half of 1996. Interest income increased 134% to $271,000 in 1996 as compared to $116,000 in 1995. The increase was due primarily to interest on proceeds from the Company's private placement completed in October 1996.

  Cost of Products Sold. Cost of products sold decreased slightly to $2.1 million in 1996 as compared to $2.2 million in 1995. Gross margin as a percentage of revenues from product sales increased to 31% of product sales in 1996 as compared to 24% in 1995. The increase was due primarily to a shift in FTI's product mix to higher margin products in the second half of 1996, as well as the costs associated with the disposal of inventory of discontinued products in 1995.

  Research and Development Expenses. Research and development expenses increased 184% to $7.9 million in 1996 as compared to $2.8 million in 1995. The increase was due primarily to the additional costs associated with the development of Vasomax. Expenses associated with the development of Vasomax increased 740% to approximately $6.0 million in 1996 as compared to $710,000 in 1995. Other research and development expenses were $2.0 million and $2.1 million in 1996 and 1995, respectively.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 22% to $2.5 million in 1996 from $2.1 million in 1995. A substantial portion of this increase was due to reduced levels of expenditures in the second half of 1995 as the Company took steps to conserve cash.

  Interest Expense and Amortization of Intangibles. Interest expense and amortization of intangibles increased slightly to $224,000 in 1996 from $216,000 in 1995.

 COMPARISON OF YEARS ENDED DECEMBER 31, 1995 AND 1994

  Revenues. Total revenues increased 207% to $3.0 million in 1995 from $962,000 in 1994. Product sales, substantially all of which were derived from FTI, increased 254% to $2.8 million in 1995 from $801,000 in 1994, primarily as a result or inclusion of FTI's sales in its consolidated financial statements for all of 1995 and for only the fourth quarter of 1994. Interest income decreased 28% to $116,000 in 1995 from $161,000, in 1994, primarily as a result of reduced cash balances.

  Cost of Products Sold. Cost of products sold increased 280% to $2.2 million in 1995 as compared to $570,000 in 1994. Gross margins from product sales decreased to 24% of product sales in 1995 as compared to 29% in 1994. The decrease was primarily due to costs associated with disposal of inventory of discontinued products.

  Research and Development Expenses. Research and development expenses were relatively constant at $2.8 million and $2.7 million in 1995 and 1994, respectively. Research and development expenses relating to Vasomax, including clinical trial and manufacturing scale-up expenses, increased 120% to $710,000 in 1995 from $322,000 in 1994. The increase was primarily due to a Phase 2 clinical trial of Vasomax conducted in Europe in 1995. Other research and development expenses were $2.1 million and $2.4 million for 1995 and 1994, respectively.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 29% to $2.1 million from $1.6 million in 1995 and 1994, respectively. The increase in 1995 was primarily due to inclusion of a full year of expenses associated with the operations of FTI in the Company's 1995 results.

  Interest Expense and Amortization of Intangibles. Interest expense and amortization of intangibles increased 282% to $216,000 in 1995 as compared to $57,000 in 1994. This increase was due primarily to the amortization of the excess of cost over fair value of tangible assets acquired in connection with the acquisition of FTI.

LIQUIDITY AND CAPITAL RESOURCES

  Since inception, the Company has financed its operations primarily with proceeds from the private placement and public offering of equity securities. In April 1993, the Company received net proceeds of approximately $7.0 million from its initial public offering. In December 1993, the Company received net proceeds of $2.5 million from the sale of Common Stock to an affiliate of Schering, in connection with the Company's collaboration with Schering. In October 1995, the Company received net proceeds of $5.3 million from the private placement of Series A Preferred Stock. In September and October 1996, the Company received aggregate net proceeds of $14.4 million from the private placement of Series B Preferred Stock.

  The Company used net cash of $8.0 million for operating activities in the year ended December 31, 1996 as compared to $3.2 million for the year ended December 31, 1995. The Company used net cash of $3.3 million for operating activities for the three months ended March 31, 1997 as compared to $1.4 million for the three months ended March 31, 1996. The Company had cash and cash equivalents of $7.8 million at March 31, 1997. The increased use of cash for the year ended December 31, 1996 and three months ended March 31, 1997 was primarily due to the increase in expenses related to the clinical development of Vasomax.

  The Company has experienced negative cash flows from operations since its inception and has funded its activities to date primarily from equity financings. The Company has expended, and will continue to require, substantial funds to continue research and development, including preclinical studies and clinical trials of its products, and to commence sales and marketing efforts if FDA and other regulatory approvals are obtained. The

Company believes that its existing capital resources, together with the proceeds of this offering, will be sufficient to fund its operations through at least the next twelve months. The Company's capital requirements will depend on many factors, including the problems, delays, expenses and complications frequently encountered by development stage companies; the progress of the Company's clinical and preclinical activities; the progress of the Company's future collaborative research, manufacturing, marketing or other funding arrangements; the costs and timing of seeking regulatory approvals of the Company's products; the Company's ability to obtain regulatory approvals; the success of the Company's sales and marketing programs; the cost of filing, prosecuting and defending and enforcing any patent claims and other intellectual property rights; and changes in economic, regulatory or competitive conditions or the Company's planned business. Estimates about the adequacy of funding for the Company's activities are based on certain assumptions, including the assumption that the development and regulatory approval of the Company's products can be completed at projected costs and that product approvals and introductions will be timely and successful. There can be no assurance that changes in the Company's research and development plans, acquisitions or other events will not result in accelerated or unexpected expenditures. To satisfy its capital requirements, the Company may seek to raise additional funds in the public or private capital markets. The Company's ability to raise additional funds in the public or private markets will be adversely affected if the results of its current or future clinical trials are not favorable. The Company may seek additional funding through corporate collaborations and other financing vehicles. There can be no assurance that any such funding will be available to the Company on favorable terms or at all. If adequate funds are not available, the Company may be required to curtail significantly one or more of its research or development programs, or it may be required to obtain funds through arrangements with future collaborative partners or others that may require the Company to relinquish rights to some or all of its technologies or products. If the Company is successful in obtaining additional financing, the terms of such financing may have the effect of diluting or adversely affecting the holdings or the rights of the holders of the Company's Common Stock.

  The Company records and amortizes over the related vesting periods deferred compensation representing the difference between the exercise price of options granted and the deemed fair market value of the Common Stock at the time of grant. In December 1996, the Company established a new nonemployee director stock option plan and a committee of the Board of Directors approved the grant of options under the plan entitling the Company's nonemployee directors to purchase an aggregate of 175,000 shares of Common Stock at an exercise price of $8.38 per share. The grants are contingent upon stockholder approval of the new nonemployee director option plan. For purposes of determining the amount of any deferred compensation, such options are deemed granted upon stockholder approval, which is expected to be received at the Company's Annual Meeting of Stockholders scheduled for June 18, 1997. The Company will determine the fair market value of the options on June 18, 1997 and will record deferred compensation to the extent the fair market value on such date is greater than the exercise price. Based on a fair market value of the Common Stock of $20.50 per share (the last sale price of the Common Stock as reported on the Nasdaq Small Cap Market on June 6, 1997) the Company would record deferred compensation of approximately $2.1 million. The deferred compensation expense will be amortized and recorded each quarter over the five year vesting period beginning in December 1996. In addition, options to purchase an aggregate of 12,500 shares granted to an employee and a consultant at a weighted average exercise price of $6.64 per share vest based upon the achievement of certain performance criteria. The Company will record deferred compensation to the extent the fair market value of such option at the time such performance criteria are met exceeds the exercise price. Compensation expense will be recorded at each reporting period prior to the achievement of milestones based on the amount by which the fair market value exceeds the exercise price on the financial statement date. See Note 8 of Notes to Consolidated Financial Statements.

                                   BUSINESS

OVERVIEW

  Zonagen, Inc. ("Zonagen" or the "Company") is a biopharmaceutical company engaged in the research, development and marketing of products which address conditions and diseases associated with the human reproductive system. The Company has recently completed two pivotal Phase 3 clinical trials in the United States of its lead product candidate, Vasomax, an oral treatment for male erectile dysfunction, commonly referred to as impotence. Based upon clinical trial results to date, the Company believes that Vasomax will improve the erectile function, intercourse success rates and overall sexual experience of a significant percentage of impotent men. The Company is also engaged in the research and development of new approaches to contraception, including zona pellucida-based vaccines in collaboration with Schering AG ("Schering"), treatments for urological diseases such as benign prostatic hyperplasia ("BPH") and prostate cancer, and an adjuvant to enhance the effectiveness of vaccines. In addition to its proprietary development activities, the Company markets and distributes a variety of third-party fertility-related products to obstetrics/gynecology, urology and fertility specialists through its wholly owned subsidiary, Fertility Technologies, Inc. ("FTI").

  The Company's Phase 3 clinical trial results to date indicate that Vasomax yielded a statistically significant improvement over placebo, with 40% of the men in the study responding to the 40mg dose. Zonagen intends to submit a New Drug Application (an "NDA") to the FDA for Vasomax promptly following the completion of certain in-process studies and data analysis that are expected to be completed in late 1997. The Company intends to seek a corporate partner for the marketing of Vasomax and is currently in discussions with several potential partners.

MALE ERECTILE DYSFUNCTION

 Background

  Male erectile dysfunction, or impotence, has historically been narrowly defined as the persistent inability to attain and maintain an erection adequate to permit satisfactory sexual performance. More recently, however, a leading study published in the Journal of Urology in 1994, the Massachusetts Male Aging Study, determined that male erectile dysfunction is best defined using broader, more flexible criteria, including an assessment of erectile difficulty during intercourse, frequency of sexual activity and erection, and satisfaction with the quality of the erection and the overall sexual experience.

  The Massachusetts Male Aging Study concluded that male erectile dysfunction is a major health concern. The study found that 52% of men studied between the ages of 40 and 70 suffered from erectile dysfunction, suggesting that approximately 18 million American men in that age category suffered from erectile dysfunction in 1990. More than 80% of those afflicted were characterized as having a mild to moderate condition.

  The health variable most strongly associated with erectile dysfunction is age. According to the Massachusetts Male Aging Study, the prevalence of erectile dysfunction overall increases from 40% at age 40 to 67% at age 70. Further, the probability of complete erectile dysfunction triples, while the probability of moderate erectile dysfunction doubles over that age range. Factors other than age which may contribute to erectile dysfunction include heart disease, hypertension and diabetes, certain therapeutic drugs and anger or depression. Current aging trends suggest that the number and percentage of men in the United States suffering from erectile dysfunction will increase.

  Erectile dysfunction occurs when one or more of the underlying factors results in (i) an inadequate supply of blood to the penis, (ii) a failure to relax the smooth muscle tissue in the penis so that the penis can become engorged with blood, (iii) a failure to retain blood in the penis or (iv) a combination of these factors. Blood is carried to the penis in two large arteries that terminate in a maze of blood vessels contained in three erectile bodies of the penis, the corpus spongiosum, which surrounds the urethra, and two corpora cavernosa. Smooth muscle tissue surrounds each individual blood vessel in the erectile bodies. When the penis is flaccid, the smooth muscle tissue is in a contracted state, which constricts the blood vessels resulting in reduced blood flow. During stimulation, signals are sent to the nerve endings in the penis that cause the smooth muscle tissues in the penis to relax, which allows the blood vessels to expand. This expansion allows arterial blood to fill the erectile bodies and causes the penis to become engorged with blood and erect. As the erectile bodies expand, the venous outflow of blood is restricted so that the erection can be maintained.

 Current Therapies

  A number of products are currently available for the treatment of male erectile dysfunction, including needle injection therapy, a urethral catheter device, vacuum constriction devices, penile implants and oral medications. However, most of these treatments are invasive, painful, inconvenient or result in an erection the onset and duration of which is determined by the treatment rather than by actual sexual stimulation. In addition, many currently available therapies produce undesirable side effects and potential complications.

  Needle injection therapy involves the direct injection into the penis of vasoactive compounds, such as alprostadil (prostaglandin E) and phentolamine mesylate and papaverine used on an off-label basis. These compounds may be administered alone or in combination. Needle injection therapy has a relatively high degree of efficacy in producing an erection of maximal rigidity within a short period of time after administration. However, the erection is produced regardless of actual sexual stimulation and maintained for a period of time determined by the dose rather than by the normal course of sexual activity. Needle injection therapy can also involve significant undesirable effects, including the pain of the injection, local pain or aching and complications such as hematomas, bleeding and nodule formation.

  The currently available urethral catheter device administers a small pellet of alprostadil directly into the penis by a catheter which is inserted through the opening of the urethra, where the drug is then absorbed. Use of the device produces an erection within a short period of time, regardless of actual sexual stimulation. The erection is maintained for a period of time determined by the dose rather than by the normal conduct of sexual activity. This transurethral treatment can be used to treat a significant number of impotent men, but may cause pain and some degree of urethral burning during and after administration, as well as other systemic side effects.

  A vacuum constriction device is a mechanical system that creates a vacuum around the penis, causing the erectile bodies to fill with blood. A constriction band is then placed around the base of the penis to impede blood drainage and maintain the erection until the band is removed. This device can be inconvenient to use, may cause the penis to become cold and discolored due to the constriction of blood flow, and may produce such complications as pain and difficulty ejaculating. Prolonged periods of constricted blood flow may produce permanent damage to tissue in the penis.

  Penile implant therapy involves the surgical implantation of a semi-rigid, rigid or inflatable device into the penile structure to mechanically simulate an erection. In addition to the risks and scarring associated with the surgical procedures, complications include infection and mechanical failure of the device, which may necessitate a second surgical procedure. Penile implant surgery is irreversible and involves substantial cost. Surgical implants require the removal of tissue from the penis, effectively eliminating the patient's ability to subsequently use other, less radical methods of treatment.

  The currently available oral medication that is most frequently used to treat erectile dysfunction is yohimbine, an extract from tree bark. Yohimbine is available by prescription in a concentrated form or as a food supplement at health food stores and other retailers. Yohimbine must be chronically administered, may cause irritability, sweating, nausea and hypertension, and has not demonstrated statistically significant performance compared to placebo. Several oral therapies other than Vasomax are currently under development by other companies. See "--Competition."

  The Company believes that many men do not seek treatment for erectile dysfunction because of the invasiveness, pain, inconvenience and other undesirable effects of the therapies that are currently available, and that the number of men with erectile dysfunction who seek treatment would increase if an effective orally administered therapy were available.

 The Vasomax Solution

  Vasomax. Vasomax is a fast-acting oral treatment for male erectile dysfunction that systemically delivers phentolamine mesylate ("phentolamine"). Zonagen has recently completed two pivotal Phase 3 clinical trials of Vasomax. Vasomax produces an alpha-adrenergic block of relatively short duration, leading to vasodilative effects on vascular smooth muscles to help restore normal penile function. Phentolamine has been approved by the FDA for the treatment of hypertension and for use in the diagnosis of certain tumors of the adrenal gland, and has been used "off-label" by urologists, either alone or in combination with other drugs, in penile needle injection therapies for the treatment of erectile dysfunction. The Company believes that due to its mode of action, Vasomax will provide the greatest benefit to men who suffer from mild to moderate erectile dysfunction, a significant percentage of men with the condition.

  Expected Benefits and Advantages. Based on the Company's clinical trial results, Vasomax's expected benefits and advantages include the following:

    . Oral Administration. Vasomax is a tablet which is taken orally, and therefore is painless, non-invasive, convenient and discreet for the user.

    . Speed of Efficacy. Vasomax's fast-dissolving formulation enables an erectile response within 15 to 30 minutes of administration.

    . Normal Penile Response. Vasomax more closely duplicates normal sexual function by enabling and maintaining an erection only in the presence of actual sexual stimulation.

    . Reduced Side Effects. Vasomax may produce fewer side effects than many of the currently available treatments.

  Clinical Trials. The Company completed two pivotal Phase 3 clinical trials of Vasomax in May 1997. These Phase 3 trials were designed to evaluate Vasomax's effectiveness in treating men suffering from erectile dysfunction, using the Erectile Function Domain of the International Index of Erectile Function ("IIEF"). The IIEF is a validated statistical analysis of erectile dysfunction, based upon 15 questions answered by each participant. The Company also measured secondary endpoints in the Phase 3 trials which included successful intercourse rates and other measures of overall sexual experience. The trials included men with erectile dysfunction caused by a broad variety of conditions, including men with cardiovascular conditions and diabetes. Because the Company believes that an intact nervous system is required for Vasomax to be effective, men with erectile dysfunction caused by spinal cord injury or radical prostectomy were intentionally excluded from the trials.

  The first of these clinical trials to be completed was a double-blinded, placebo-controlled study involving 435 men at 20 centers across the United States testing 40mg and 80mg doses of Vasomax against a placebo. Vasomax yielded a statistically significant (p<0.001) improvement over placebo, with 40% of the men in the study responding to the 40mg dose of Vasomax and 48% responding to the 80mg dose of Vasomax, as compared to 17% responding to placebo. The study included an in-office test dose of 80mg on all of the men considered for participation in the study to assess heart rate and blood pressure changes before exposing men to at-home use of Vasomax. Although one patient exhibited both an increase in heart rate and a decrease in blood pressure of greater than 30% in the in-office 80mg study, no other serious adverse events were observed with the in-office test dose. The Company and PPD Pharmaco are currently evaluating the safety data from the at-home portion of the clinical trial.

  The second trial was a double-blinded, placebo-controlled study involving 360 men at 14 centers across the United States, testing 40mg doses of Vasomax against a placebo. The trial included an in-office test dose of 40mg on all of the men considered for participation in the study to assess heart rate and blood pressure changes before exposing men to at-home use of Vasomax. No serious adverse events were observed with the in-office test dose. PPD Pharmaco is currently processing and evaluating the data from the at-home portion of this second clinical trial.

  The Company is currently conducting an initial open-label Phase 3 clinical trial of Vasomax involving approximately 300 patients, and is preparing to commence a second open-label Phase 3 clinical trial involving approximately 1,000 patients. Zonagen intends to submit an NDA to the FDA for Vasomax promptly following the completion of certain in-progress studies and data analysis that are expected to be completed in late 1997. There can be no assurance that the NDA will be timely filed or that it will ultimately be approved by the FDA. The foregoing expressions of the Company's expectations regarding the completion of clinical trials and other studies, the filing of an NDA and other matters relating to the clinical development of Vasomax are forward-looking statements which are subject to certain risks and uncertainties, including those described under "Risk Factors--Uncertainties Related to Clinical Trial Results" and "Risk Factors--Government Regulation."

BUSINESS STRATEGY

  The Company's objective is to become a leading provider of innovative products and services for the management of reproductive health. The Company's strategy to achieve this goal incorporates the following key elements:

    Develop Proprietary and Acquired Technologies. The Company's development activities are focused on providing a broad portfolio of proprietary products in reproductive healthcare. In order to more rapidly expand its portfolio, the Company augments its own research activities by acquiring and developing technologies that are in-licensed or acquired from third parties. For example, while certain of the Company's contraceptive development programs were initiated in-house, the Company acquired rights in 1994 to certain technology which formed the basis for the Company's development of its proposed Vasomax product.

    Establish Collaborations with Corporate Partners. Where appropriate, Zonagen seeks to collaborate with corporate partners for the development and marketing of certain technologies and products. In December 1993, the Company entered into an agreement with Schering (the "Schering Agreement") to jointly research, develop and test contraceptive vaccines. In addition to providing milestone payments and research funding to the Company, this agreement provides for Schering to market the product and pay a royalty on net sales to the Company. Zonagen also intends to seek a corporate partner for the marketing of Vasomax, and is in discussions with several potential prospects.

    Expand Specialty Marketing Business. The Company believes that the highly fragmented market for fertility-related products provides a significant opportunity for consolidation and integration of a full range of services focused on the management of reproductive health. The Company intends to expand FTI's business by (i) expanding its product offerings through in-licensing and distribution arrangements and selected acquisitions, (ii) entering into other markets served by obstetrics/gynecology, urology and fertility specialists and (iii) marketing certain of the proprietary products that may be developed by the Company. In addition, the Company will continue to draw upon FTI's relationships with leading reproductive health specialists to identify needs and opportunities for new products.

    Expand Intellectual Property Portfolio. The Company will continue to seek patent protection for its technologies and formulations in the United States and key international markets. Zonagen currently owns a total of two issued patents and 11 patent applications (with respect to one of which the Company has received a notice of allowance) in the United States, and five issued patents and 40 patent applications outside the United States.

PRODUCTS IN PRECLINICAL DEVELOPMENT

  The Company has several product candidates in preclinical development in the areas of sexual dysfunction, contraception, urological diseases and adjuvants.

 Vasomax for Female Sexual Dysfunction

  A study published in The New England Journal of Medicine, comparing sexual dysfunction in couples, revealed that 40% of the men had erectile dysfunction whereas 63% of the women had arousal or orgasmic dysfunction. Similar to male sexual dysfunction, the prevalence of female sexual dysfunction has been shown to increase with age and be associated with vascular risk factors. Post-menopausal women and women with a history of vascular risk factors have been shown to have significantly more complaints of self-reported female vaginal and clitoral dysfunction than pre-menopausal women or women without vascular risks.

  A recently presented study, accepted for publication in the International Journal of Impotence Research, suggests that the male and female reaction to sexual stimuli share similar physiological characteristics. The study indicates that vasodilators which are effective in treating male erectile dysfunction may also have application in treating vasculogenic female sexual dysfunction. The Company has begun a program under its current Investigational New Drug application ("IND") for Vasomax to test the utility of Vasomax in treating this indication.

 Combination Therapies for Sexual Dysfunction

  Combinations of drugs are often used on an off-label basis in penile needle injection therapy to improve erectile response. These drugs are believed to operate using different mechanisms of action, and therefore are administered in combination with the objective of improving success rates over single-drug treatments. Based on its evaluation of the mechanisms responsible for erectile function, the Company believes that the use of Vasomax in combination with certain other drugs which possess different mechanisms of action may yield improved erectile response in some men. The Company plans to commence preliminary studies to test the safety and efficacy of such combination therapies.

 Contraceptives

  The current market for reversible female contraceptives is estimated to be at least $2.5 billion in the United States and Europe. In addition, the rapidly growing population in many developing countries presents a significant need for new contraceptive approaches.

  The Company is developing contraceptive products for women based on proprietary technology relating to the zona pellucida. The zona pellucida surrounds the mammalian egg and is analogous to an eggshell. Based upon the Company's primate research to date, the Company believes that a vaccine based on the unique proteins which comprise the zona pellucida could cause temporary infertility or sterility in women.

  Zonagen's proposed zona pellucida-based contraceptive vaccines may offer a convenient, nonhormonal, nonsurgical approach to female birth control that the Company believes would require only infrequent (e.g., annual) periodic administration. The Company believes that its proposed human contraceptive products could also provide an attractive alternate to the estimated five million women each year who elect to undergo voluntary female sterilization. Moreover, ease of administration, long-term efficacy and potential low cost also could make the Company's proposed female contraceptive products attractive for use in population control in developing countries in which there are few widely available, long-lasting female contraceptives.

  The Company established a strategic alliance with Schering in 1993, pursuant to which the Company and Schering agreed to jointly research, develop and test zona pellucida-based human contraceptive vaccines. See "--Collaborative and Licensing Agreements--Schering AG."

  In addition to its development of zona pellucida-based contraceptive products, the Company is conducting studies in collaboration with the Shanghai Family Planning and Research Institute in China towards the development of a recombinant human Chorionic Gonadotropin ("hCG") vaccine, employing an adjuvant developed by the Company, for use as a contraceptive agent. Initial animal studies indicated that the Company's hCG vaccine produced an immune response which prevented ovulation in rabbits. The Company believes that these studies suggest that its hCG vaccine might be effective in preventing successful pregnancy in women. Animal safety studies are currently being conducted in China with the goal of beginning human trials in China as soon as practical.

  Finally, the Company has successfully completed an in vivo study of a natural bioadhesive as an intravaginal contraceptive agent. The Company's bioadhesive product demonstrated equivalent effectiveness in rabbit studies to a gel containing nonoxidil-9. Because the preparation contains no irritating detergents, it may have a significant advantage over currently available intravaginal agents.

 Urological Diseases

  The National Institutes of Health ("NIH") estimates that approximately two million men in the United States suffer from diseases of the prostate, principally BPH and prostate cancer. BPH is a condition involving the enlargement of the prostate as a result of cellular proliferation, causing bladder and urinary tract problems. Although the causes of BPH are not well understood, the prevalence of the condition is strongly correlated with age. More than 50% of men over age 60 and between 80% and 90% of men over age 80 are affected by BPH. Prostate cancer, which will afflict approximately one out of every five American men in their lifetimes, is the most common cancer in American men other than skin cancer. The American Cancer Society estimates that approximately 209,900 new cases of prostate cancer will be diagnosed and that approximately 41,800 men will die of prostate cancer in 1997.

  Current treatments for BPH include surgery, balloon urethroplasty, transurethral microwave therapy and two approved drugs, one of which inhibits production of a hormone that is involved in prostate enlargement and the other of which relaxes the smooth muscle of the prostate and bladder neck to improve urinary flow and reduce bladder outlet obstruction. Current treatments for prostate cancer include surgery (usually either radical prostatectomy or transurethral resection of the prostate), radiation therapy, hormone therapy and chemotherapy.

  Research conducted by the Company and its academic collaborators has identified product candidates which may be useful in treating BPH or prostate cancer. These product candidates include two small molecules selected from a screen of several compounds identified by the NIH as potential anti-cancer agents, which have been shown to reduce cellular proliferation and prostate size in animal studies conducted by the Company. The Company has also identified two potential immunological therapies, one of which is a recombinant vaccine which neutralized the effects of gonadotropic releasing hormone (GnRH) in animal studies and the other of which is a recombinant prostate-specific antigen which is currently being tested in vivo.

 Adjuvants

  Adjuvants are substances used in conjunction with an antigen (i.e., a substance that the body regards as foreign or potentially dangerous, and against which it produces antibodies) to enhance an immune response. Adjuvants play an important role in enhancing the effectiveness of vaccines. The Company believes that adjuvants will be particularly important in developing the newer generations of recombinant vaccines, which when administered alone may not produce a sufficient immune response.

  As a result of research conducted to develop an adjuvant that could be used in conjunction with the Company's proposed zona pellucida-based contraceptive vaccine, the Company believes that it has discovered a new adjuvant, ImmuMax, which may enhance the effectiveness of vaccines. In animal studies conducted by the Company, ImmuMax has produced elevated immune responses compared to other known adjuvants.

  The primary advantages of ImmuMax are expected to include the rapid onset of immunity and its natural origin, which should limit side effects. The Company believes that ImmuMax has application for a variety of vaccines, and therefore intends to out-license this technology on a non-exclusive basis to companies that develop or market vaccines. In connection with that strategy, the Company has made ImmuMax available to several vaccine manufacturers for evaluation in connection with currently available vaccines.

  The Company's preclinical product candidates are in an early stage of development and have not been demonstrated to be safe or effective. Even if the Company is able to successfully complete its development efforts with respect to a particular product, there can be no assurance that regulatory approvals will be obtained or that any such product can be successfully manufactured and commercialized. Any products which may be developed from such efforts are not expected to be commercially available for at least the next several years, if at all. See "Risk Factors--Uncertainties Related to Clinical Trial Results, "Risk Factors--Government Regulation; No Assurances of Regulatory Approval," and "Risk Factors--Substantial Dependence on One Product; Early Stage of Development of Other Products."

FERTILITY TECHNOLOGIES, INC.

  Infertility is a physical condition affecting approximately 4.5 million couples of reproductive age in the United States annually, of whom approximately two million couples seek some form of treatment. Industry sources estimate that the overall United States fertility market was approximately $2.6 billion in 1996. The study estimates that one in ten couples worldwide experiences problems associated with infertility.

  The Company markets and distributes a variety of third-party fertility-related products to obstetrics/gynecology, urology and fertility specialists through FTI, which it acquired in 1994. FTI's primary products currently include reproduction associated diagnostic kits, fertility analysis instrumentation and disposable products and media for laboratory use. The Company has recently added a CLIA-certified laboratory for the analysis of diagnostic test results, and established a pharmacy through which it sells specialized fertility-related pharmaceutical products.

  The Company believes that the highly fragmented market for fertility-related products provides a significant opportunity for consolidation and integration of a full range of services focused on the management of reproductive health. The Company intends to continue to expand FTI's business by (i) expanding its product offerings in the fertility-related market through in-licensing and distribution arrangements and selected acquisitions, (ii) entering into other markets served by obstetrics/gynecology, urology and fertility specialists and
(iii) marketing certain of the proprietary products that may be developed by the Company. In addition, the relationships with the leading obstetrics/gynecology, urology and fertility specialists that the Company has been able to establish through FTI allows the Company to identify needs and opportunities for new products.

RESEARCH AND DEVELOPMENT

  The Company's research and development expenditures have been used primarily for clinical trials of Vasomax and the development of its preclinical products. In 1994, 1995, 1996 and the first three months of 1997, research and development expenses were $2.7 million, $2.8 million, $7.9 million and $4.0 million, respectively. The Company expects these expenses to increase over the next several years as it continues the clinical development of Vasomax and begins to advance certain of the Company's preclinical product candidates into clinical trials.

COLLABORATIVE AND LICENSING AGREEMENTS

  The Company seeks to collaborate with corporate partners for the development and marketing of certain technologies and products, and to in-license existing and late-stage development products and technologies focused in the area of human reproductive healthcare. In this regard, the Company has entered into the collaborative and licensing agreements described below, and is currently in discussions for a potential corporate partnership with respect to Vasomax.

 Schering AG

  In December 1993, the Company entered into the Schering Agreement, pursuant to which the Company and Schering agreed to jointly research, develop and test zona pellucida-based human contraceptive vaccines. The Company granted to Schering an exclusive license (including the right to grant sublicenses) in all countries of the world except India and China to sell and distribute zona pellucida-based human contraceptive vaccines developed under the Schering Agreement. Schering also has a right of first negotiation to enter into an agreement with Zonagen for the manufacture and sale of any contraceptive products developed by Zonagen outside the field of zona pellucida-based contraceptive vaccines. The Company granted Schering the right to promote and market such products in all countries of the world except India and China, while retaining co-promotion and sales rights in the United States. Schering will pay the Company 30% of net sales of all products sold by Schering, and the Company is obligated to pay Schering 30% of the net sales attributable to products sold by the Company. The license granted under the Schering Agreement terminates on a country-by-country and product-by-product basis on the later of (i) ten years after the first commercial sale of each product covered in each such country or (ii) the expiration of the last patent relating to such product in each such country. The Schering Agreement is terminable by Schering on 30 days written notice before the commencement of Phase 1 clinical trials relating to any covered product, and by either party on the occurrence of a breach that is not cured within 60 days after notice thereof has been given to the other party. If Schering terminates the Schering Agreement without the occurrence of a breach and after commencement of Phase 1 clinical trials, Schering must transfer to the Company ownership of any IND, orphan drug designation and other regulatory rights relating to any jointly-developed products. The Company retained manufacturing rights to produce products developed under the Schering Agreement, and the Company must reimburse Schering for costs pursuant to the Schering Agreement.

  The Company must bear all costs of the development of products under the Schering Agreement until the Company has developed a "lead compound" that meets certain specified standards for use in clinical trials. Schering must bear all costs of the development of the vaccine after formulation of the lead compound, including all costs of preclinical studies and clinical trials, and costs associated with obtaining regulatory approvals for sale of the vaccine in the licensed territory. In addition, the Company must bear costs, until 30 days after the filing of an NDA with the FDA, relating to stability studies, scale-up and manufacturing process, obtaining validation of the manufacturing facility and making other regulatory filings with the FDA. The Schering Agreement provides that upon the completion of certain research and development milestones, Schering will make payments to the Company aggregating up to $12.5 million. The first milestone payment of $500,000 is for the development of a "preliminary lead compound" for a zona pellucida-based human female contraceptive. Schering must purchase $2.5 million of Common Stock, by either (i) December 9, 1997, at a premium of 30% over the market price of the Common Stock at the time of the exercise of the option, if a lead compound has been accepted by Schering, or (ii) June 9, 1998, at the market price of the Common Stock at the time of the exercise of the option if a lead compound has not been accepted by Schering, to retain its rights under the Schering Agreement. In addition, Schering has certain rights to require registration of Common Stock held by it and to purchase additional shares of stock. See "Description of Capital Stock--Rights of Schering."

 Contract Research Organizations

  During 1996, the Company established arrangements with two contract research organizations, PPD Pharmaco and Affiliated Research Centers, Inc., relating to the Company's U.S. clinical development of Vasomax. These companies have collaborated with the Company in the design and conduct of the Company's United States clinical trials, including the pivotal Phase 3 clinical trials, of Vasomax. In addition, these Companies have been responsible for managing the conduct of and analyzing data from such clinical trials on behalf of the Company. Either party may terminate these arrangements at any time. If these companies were unable or unwilling to devote adequate resources to the Company's projects and to provide services on a timely basis, and on acceptable terms, the Company would be required to establish relationships with other contract research organizations, or to develop internally the capacity to conduct clinical trials. This could result in significant additional expense and delays in the Company's clinical trials, and could have a material adverse effect on the Company.

 Gamogen, Inc.

  In April 1994, the Company entered into an assignment agreement (the "Gamogen Agreement") with Gamogen, Inc. ("Gamogen") and Dr. Adrian Zorgniotti pursuant to which the Company acquired the rights to a technology for the treatment of male erectile dysfunction, including rights to a United States patent application. In consideration for the assignment of the subject technology, the Company made a cash payment of $100,000 to Gamogen upon the execution of the Gamogen Agreement. As consideration for Gamogen's agreement not to compete, the Company issued 19,512 shares of Common Stock to Gamogen in April 1996. Gamogen is entitled to payment of a royalty on the aggregate net sales of any product developed from the subject technology. The Company has a right of first negotiation to purchase or exclusively license improvements to any competing product developed by Gamogen.

  In January 1997, the Company signed an amendment to the Gamogen Agreement. The amendment provides the Company with an option to buy out Gamogen's rights to receive royalties with respect to sales of products developed from the subject technology. The Company made an initial payment of $75,000 upon execution of the amendment and is required to make additional payments of $150,000 per year to maintain the option until the option is exercised or expires in accordance with its terms in January 1999. The exercise price of the option, inclusive of payments made to obtain and maintain the option, ranges from $750,000 to $1,750,000, depending on when the option is exercised. Upon completion of this offering, the Company intends to use $675,000 of the proceeds of this offering to exercise the option. See "Use of Proceeds."

PATENTS AND PROPRIETARY INFORMATION

  The Company's ability to compete effectively with other companies is materially dependent on the proprietary nature of the Company's patents and technologies. The Company actively seeks patent protection for its proprietary technology, in the United States and abroad. As of May 30, 1997, the Company had rights to a total of two issued patents and 11 patent applications (with respect to one of which the Company has received a notice of allowance) in the United States and five issued patents and 40 patent applications outside the United States.

  The Company has one issued U.S. patent and one pending patent application in the United States, two issued South African patents and 20 patent applications outside the United States relating to its male erectile dysfunction technology. The Company has rights to one issued patent in the United States and India, and two issued patents in Australia, with respect to products and methods using specific recombinant zona pellucida peptides. In addition, the Company has received notification of allowance from the U.S. Patent and Trademark Office with respect to broader claims covering two classes of zona pellucida proteins. The Company has a total of eight U.S. and ten foreign patent applications pending which relate to zona pellucida proteins, their preparation, and their use. The Company also has two pending U.S. patent applications, a European regional patent application, patent applications in Australia, Canada and Japan and a Patent Cooperation Treaty application for ImmuMax.

  The Company's ability to commercialize any products will depend, in part, upon its or its licensors' ability to obtain patents, enforce those patents, preserve trade secrets, and its own ability to operate without infringing upon the proprietary rights of third parties. The patent positions of biotechnology and pharmaceutical companies are highly uncertain and involve complex legal and factual questions. The Company's issued U.S. patent relating to Vasomax is a method-of-use patent that covers only the use of certain compounds to treat specified conditions, rather than a composition-of-matter patent which would cover the chemical composition of the active ingredient. In addition, the Company has a pending U.S. patent application relating to Vasomax that covers both methods of use and formulations of the active ingredient in Vasomax. There can be no assurance that this patent application or any other patent applications owned by or licensed to the Company will result in issued patents, that patent protection will be secured for any particular technology, that any patents that have been or may be issued to the Company or its licensors will be valid or enforceable, that any patents will provide meaningful protection to the Company, that others will not be able to design around the patents, or that the Company's patents will provide a competitive advantage or have commercial application. The failure to obtain adequate patent protection would have a material adverse effect on the Company and may adversely affect the Company's ability to enter into, or the terms of, any arrangement for the marketing of any product.

  There can be no assurance that patents owned by or licensed to the Company will not be challenged by others. The Company could incur substantial costs in proceedings, including interference proceedings, before the U.S. Patent and Trademark Office and comparable proceedings before similar agencies in other countries. These proceedings could result in adverse decisions about the patentability of the Company's inventions and products as well as about the enforceability, validity or scope of protection afforded by the patents.

  There can be no assurance that the manufacture, use or sale of the Company's product candidates will not infringe patent rights of others. The Company may be unable to avoid infringement of those patents and may have to seek a license, defend an infringement action, or challenge the validity of the patents in court. There can be no assurance that a license will be available to the Company, if at all, upon terms and conditions acceptable to the Company or that the Company will prevail in any patent litigation. Patent litigation is costly and time consuming, and there can be no assurance that the Company will have sufficient resources to bring such litigation to a successful conclusion. If the Company does not obtain a license under such patents, is found liable for infringement, or is not able to have such patents declared invalid, the Company may be liable for significant money damages, may encounter significant delays in bringing products to market, or may be precluded from participating in the manufacture, use or sale of products or methods of treatment requiring such licenses. The Company does not believe that the commercialization of its products will infringe upon the patent rights of others. However, there can be no assurance that the Company has identified all United States and foreign patents that pose a risk of infringement.

  The Company also relies upon trade secrets and other unpatented proprietary information in its product development activities. To the extent the Company relies on trade secrets and unpatented know-how to maintain its competitive technological position, there can be no assurance that others may not independently develop the same or similar technologies. The Company seeks to protect trade secrets and proprietary knowledge, in part through confidentiality agreements with its employees, consultants, advisors, collaborators and contractors. Nevertheless, these agreements may not effectively prevent disclosure of the Company's confidential information and may not provide the Company with an adequate remedy in the event of unauthorized disclosure of such information. If the Company's employees, scientific consultants or collaborators develop inventions or processes independently that may be applicable to the Company's products, disputes may arise about ownership of proprietary rights to those inventions and processes. Such inventions and processes will not necessarily become the Company's property, but may remain the property of those persons or their employers. Protracted and costly litigation could be necessary to enforce and determine the scope of the Company's proprietary rights. Failure to obtain or maintain patent and trade secret protection, for any reason, would have a material adverse effect on the Company.

  Several bills affecting patent rights have been introduced in the United States Congress. These bills address various aspects of patent law, including publication, patent term, re-examination, subject matter and enforceability. It is not certain whether any of these bills will be enacted into law or what form new laws may take. Accordingly, the effect of legislative change on the Company's intellectual property is uncertain. See "Risk Factors--Uncertainty of Protection for Patents and Proprietary Technology."

SALES AND MARKETING

  The Company plans to enter into an agreement for the marketing and sale of Vasomax with one or more pharmaceutical companies having established marketing and sales capabilities, and may seek similar such arrangements regarding other proprietary product candidates. If the Company fails to reach such an agreement to market Vasomax or fails to reach or elects not to enter into a similar arrangement with respect to any of its other proprietary product candidates, the Company will need to develop a sales and marketing force with supporting distribution capability substantially in excess of the capability currently possessed by FTI to be able to market such products directly. The Company has limited experience in the sales, marketing and distribution of pharmaceutical products. Significant additional expenditures would be required for the Company to develop a sales and marketing force and supporting distribution capability. To the extent the Company enters into marketing or distribution arrangements with others, any revenues the Company receives will depend upon the efforts of third parties. There can be no assurance that any third party will devote significant resources to the Company's products or market the Company's products successfully or that any third-party collaboration will be on terms favorable to the Company. If any marketing partner does not market a product successfully, the Company would be materially adversely affected. There can be no assurance that the Company will be able to establish sales, marketing and distribution capabilities or that it or its collaborators will be successful in gaining market acceptance for any products that the Company may develop. The Company's failure to establish marketing capabilities or to enter into marketing arrangements with third parties would have a material adverse effect on the Company. See "Risk Factors--Limited Sales and Marketing Experience; Dependence on Future Collaborators."

MANUFACTURING

  The Company does not have any manufacturing facilities and does not expect to establish any significant manufacturing capacity in the near future. On November 16, 1995, the Company entered into a development and manufacturing services agreement with a contract manufacturing organization for the manufacture and validation of bulk phentolamine for use in clinical trials and for the purpose of supporting an IND application to permit clinical testing of Vasomax. The contract manufacturing organization has filed a Drug Master File ("DMF") with the FDA in connection with its manufacture of phentolamine, allowing the Company to reference that information in its own regulatory submissions. The agreement also provides for a possible future long term supply agreement regarding bulk phentolamine. The Company also contracts out the tableting and packaging of Vasomax.

  The Company presently produces all of the zona pellucida proteins necessary for use in its research and development activities. The Schering Agreement requires that the Company will have a facility with the capacity to manufacture an immunocontraceptive product for worldwide sale by the time an IND for such a product becomes effective.

  The Company intends to rely upon third parties for the manufacture and supply of commercial quantities of Vasomax and for the manufacture and supply of other products that it may develop. There can be no assurance that the Company will be able to obtain supplies of its products from third-party suppliers on terms or in quantities acceptable to the Company. Also, the Company's dependence on third parties for the manufacture of its products may adversely affect the Company's product margins and its ability to develop and deliver products on a timely basis. Any such third-party suppliers or any manufacturing facility the Company establishes will be required to meet FDA manufacturing requirements. FDA certification, for compliance with current Good Manufacturing Practices requirements, of manufacturing facilities for a drug are a prerequisite to approval of an NDA for that drug. The Company may encounter significant delays in obtaining supplies from third-party manufacturers or experience interruptions in its supplies. The effects of any such delays or interruptions will be more severe if the Company relies upon a single source of supply, as is presently the case with Vasomax. If the Company is unable to obtain adequate supplies, its business would be materially adversely affected. See "Risk Factors--Manufacturing Uncertainties; Reliance on Third-Party Suppliers."

COMPETITION

  The Company is engaged in pharmaceutical product development, an industry which is characterized by extensive research efforts and rapid technological progress. Many established biotechnology and pharmaceutical companies, universities and other research institutions with resources significantly greater than the Company's are marketing or may develop products that directly compete with the Company's products. Those entities may succeed in developing products that are safer, more effective or less costly than the Company's products. Even if the Company's products should prove to be more effective than those developed by other companies, other companies may be more successful than the Company because of greater financial resources, greater experience in conducting preclinical studies and clinical trials and obtaining regulatory approval, stronger sales and marketing efforts, earlier receipt of approval for competing products and other factors. If the Company commences significant commercial sales of its products, it or its collaborators will compete in areas in which the Company has little or no experience such as manufacturing and marketing. There can be no assurance that the Company's products, if commercialized, will be accepted and prescribed by healthcare professionals.

  Vasomax faces competition from currently available therapies for male erectile dysfunction as well as potential competition from new therapies, including new oral, injection and topical therapies, being developed by other companies. Some of the Company's competitors, including Pfizer, Inc. ("Pfizer") and TAP

Pharmaceuticals, Inc. ("TAP"), are active in the development of oral therapies to treat male erectile dysfunction. Pfizer's Viagra(TM) oral medication for the treatment of erectile dysfunction is currently in Phase 3 clinical trials. TAP is developing an oral treatment, currently in Phase 2/3 clinical trials, for erectile dysfunction caused by psychogenic factors. The Company's other competitors include Vivus, Inc., which commenced marketing of a urethral catheter device in the United States in January 1997, and Pharmacia & Upjohn Inc., which markets a penile injection therapy. The Company believes that Vasomax will compete with such competitive products on the basis of one or more factors including convenience of administration, speed of efficacy, duplication of normal sexual function or reduced side effects, price and the availability of third-party reimbursement. Marketing of these competitive products and other products that treat disease indications targeted by the Company could adversely affect the market acceptance of the Company's products as a result of the established market recognition and physician familiarity with the competing product. The presence of directly competitive products could also result in more intense price competition than might otherwise exist, which could have a material adverse effect on the Company. The Company believes that competition will be intense for all of its products. See "Risk Factors--Competition and Technological Change."

GOVERNMENTAL REGULATION

  Zonagen's research and development activities, preclinical studies and clinical trials, and ultimately the manufacturing, marketing and labeling of its products, are subject to extensive regulation by the FDA and other regulatory authorities in the United States and other countries. The U.S. Federal Food, Drug and Cosmetic Act and the regulations promulgated thereunder and other federal and state statutes and regulations govern, among other things, the testing, manufacture, storage, record keeping, labeling, advertising, promotion, marketing and distribution of the Company's products. Preclinical study and clinical trial requirements and the regulatory approval process take years and require the expenditure of substantial resources. Additional government regulation may be established that could prevent or delay regulatory approval of the Company's products. Delays or rejections in obtaining regulatory approvals would adversely affect the Company's ability to commercialize any product the Company develops and the Company's ability to receive product revenues or royalties. If regulatory approval of a product is granted, the approval may include significant limitations on the indicated uses for which the product may be marketed or may be conditioned upon the conduct of post-marketing surveillance studies.

  The standard process required by the FDA before a pharmaceutical agent may be marketed in the United States includes: (i) preclinical tests; (ii) submission to the FDA of an IND which must become effective before human clinical trials may commence; (iii) adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug for its intended application; (iv) submission of an NDA to the FDA; and (v) FDA approval of the NDA prior to any commercial sale or shipment of the drug.

  Preclinical tests include laboratory evaluation of product chemistry, formulation and stability, as well as animal studies to assess the potential safety and efficacy of each product. Preclinical safety tests must be conducted by laboratories that comply with FDA regulations regarding Good Laboratory Practices. The results of the preclinical tests are submitted to the FDA as part of an IND and are reviewed by the FDA before the commencement of human clinical trials. Unless the FDA objects to an IND, the IND will become effective 30 days following its receipt by the FDA. There can be no assurance that submission of an IND will result in FDA authorization to commence clinical trials or that the lack of an objection means that the FDA will ultimately approve an NDA.

  Clinical trials involve the administration of the investigational new drug to humans under the supervision of a qualified principal investigator. Clinical trials must be conducted in accordance with Good Clinical Practices under protocols that detail the objectives of the study, the parameters to be used to monitor safety, and efficacy criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND. Also, each clinical trial must be approved and conducted under the auspices of an Institutional Review Board ("IRB"). The IRB will consider, among other things, ethical factors, the safety of human subjects, and the possible liability of the institution conducting the clinical trials.

  Clinical trials are typically conducted in three sequential phases which may overlap. In Phase 1, the initial introduction of the drug to humans, the drug is tested for safety (adverse effects), dosage tolerance, metabolism, distribution, excretion and pharmacodynamics (clinical pharmacology). Phase 2 involves studies of a limited patient population to gather evidence about the efficacy of the drug for specific targeted indications, dosage tolerance and optimal dosage, and to identify possible adverse effects and safety risks. When a product has shown evidence of efficacy and has an acceptable safety profile in a Phase 2 evaluation, Phase 3 clinical trials are undertaken to evaluate clinical efficacy and to test for safety in an expanded patient population at geographically dispersed clinical trial sites. There can be no assurance that any of the Company's clinical trials will be completed successfully or within any specified time period. The Company or the FDA may suspend clinical trials at any time if, for example, safety issues arise or regulatory requirements are not satisfied.

  The Company has designed the protocols for its pivotal Phase 3 clinical trials of Vasomax based on its analysis of its research, including various parts of its German Phase 2 clinical trial and its Mexican product registration trial. Although copies of its Phase 3 clinical trial protocol were submitted to the FDA, there can be no assurance that the FDA, after the results of the Phase 3 clinical trials have been announced, will not find deficiencies in the design of the Phase 3 clinical trial protocol. In addition, the FDA inspects and reviews clinical trial sites, informed consent forms, data from the clinical trial sites, including case report forms and record keeping procedures, and the performance of the protocols by clinical trial personnel to determine compliance with Good Clinical Practice. The FDA also looks to determine that there was no bias in the conduct of clinical trials. The conduct of clinical trials in general and the performance of the pivotal clinical trial protocols are complex and difficult. There can be no assurance that the design or the performance of the Phase 3 clinical trial protocols for Vasomax will be successful.

  The results of preclinical studies and clinical trials, if successful, are submitted in an NDA to seek FDA approval to market and commercialize the drug product for a specified use. FDA approval of the NDA is required before marketing may begin in the United States. The NDA must include the results of extensive clinical and other testing and the compilation of data relating to the product's chemistry, pharmacology and manufacture the cost of all of which is substantial. The FDA reviews all NDAs submitted before it accepts them for filing and may request additional information rather than accepting an NDA for filing. In such an event, the NDA must be resubmitted with the additional information and, again, is subject to review before filing. Once the submission is accepted for filing, the FDA begins an in-depth review of the NDA. Under the FDC Act, the FDA has 180 days in which to review the NDA and respond to the applicant. The review process is often significantly extended by FDA requests for additional information or clarification regarding information already provided in the submission. The FDA may refer the application to the appropriate advisory committee, typically a panel of clinicians, for review, evaluation and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee. If FDA evaluations of the NDA and the manufacturing facilities are favorable, the FDA may issue either an approval letter or an approvable letter, which usually contains a number of conditions that must be met in order to secure final approval of the NDA. When and if those conditions have been met to the FDA's satisfaction, the FDA will issue an approval letter, authorizing commercial marketing of the drug for certain indications. As a condition of NDA approval, the FDA may require postmarketing testing and surveillance to monitor the drug's safety or efficacy. If the FDA's evaluation of the NDA submission or manufacturing facilities is not favorable, the FDA may refuse to approve the NDA or issue a not approvable letter, outlining the deficiencies in the submission and often requiring additional testing or information. Notwithstanding the submission of any requested additional data or information in response to an approvable or not approvable letter, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval. Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems occur following initial marketing.

  Even if regulatory approvals for the Company's products are obtained, the Company, its products, and the facilities manufacturing the Company's products are subject to continual review and periodic inspection. The FDA will require post-marketing reporting to monitor the safety of the Company's products. Each United States drug manufacturing establishment must be registered with the FDA. Domestic manufacturing establishments are subject to biennial inspections by the FDA and must comply with the FDA's requirements regarding Good Manufacturing Practices. To supply drug products for use in the United States, foreign manufacturing establishments must comply with the FDA's Good Manufacturing Practices and are subject to periodic inspection by the FDA or by regulatory authorities in those countries under reciprocal agreements with the FDA. In complying with Good Manufacturing Practices, manufacturers must expend funds, time and effort in the area of production and quality control to ensure full technical compliance. The Company does not have any drug manufacturing capability and must rely on outside firms for this capability. See "--Manufacturing." The FDA stringently applies regulatory standards for manufacturing. Identification of previously unknown problems with respect to a product, manufacturer or facility may result in restrictions on the product, manufacturer or facility, including warning letters, suspensions of regulatory approvals, operating restrictions, delays in obtaining new product approvals, withdrawal of the product from the market, product recalls, fines, injunctions and criminal prosecution.

  Before the Company's products can be marketed outside of the United States, they are subject to regulatory approval similar to FDA requirements in the United States, although the requirements governing the conduct of clinical trials, product licensing, pricing, and reimbursement vary widely from country to country. No action can be taken to market any drug product in a country until an appropriate application has been approved by the regulatory authorities in that country. FDA approval does not assure approval by other regulatory authorities. The current approval process varies from country to country, and the time spent in gaining approval varies from that required for FDA approval. In some countries, the sale price of a drug product must also be approved. The pricing review period often begins after market approval is granted. Even if a foreign regulatory authority approves any of the Company's products, no assurance can be given that it will approve satisfactory prices for the products.

  The Company's research and development involves the controlled use of hazardous materials, chemicals, viruses, and various radioactive compounds. Although the Company believes that its procedures for handling and disposing of those materials comply with state and federal regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. If such an accident occurs, the Company could be held liable for resulting damages, which could be material to the Company's financial condition and business. The Company is also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens, and the handling of biohazardous materials. In addition, the Company's diagnostic laboratory operations are required to be certified or licensed under the federal Clinical Laboratory Improvement Act of 1967, as amended in 1988 ("CLIA"), the Medicare and Medicaid programs and various state and local laws. Additional federal, state and local laws and regulations affecting the Company may be adopted in the future. Any violation of, and the cost of compliance with, these laws and regulations could materially and adversely affect the Company. See "Risk Factors--Government Regulation."

EMPLOYEES

  At May 31, 1997, the Company had 35 full-time employees and utilized a variety of consultants. Of the Company's full-time employees, 19 were engaged in research, development, clinical research and regulatory affairs, nine were engaged in sales and sales support and seven were engaged in finance and administration. The Company relies on its employees to perform most research and development activities, but also uses outside consultants as needed. The Company believes its relationship with its employees is good.

LEGAL PROCEEDINGS

  On May 16, 1994, Dr. Bonita Sue Dunbar ("Dunbar") filed suit in the 270th District Court of Harris County, Texas, naming Baylor College of Medicine ("BCM"), BCM Technologies, Inc., Fulbright & Jaworski, L.L.P., The Woodlands Venture Capital Company and the Company as defendants (collectively, the "Defendants"). Dunbar is a cellular and molecular biologist who has been employed by BCM as a teacher and research scientist since 1981. During the course of her employment at BCM, Dunbar developed technologies relating to the use of certain recombinant zona pellucida peptides, the intellectual property rights to which were assigned to the Company in 1987. Dunbar claimed, among other things, that her assignment of the patent rights was induced by statutory and constructive fraud and a civil conspiracy on the part of the Defendants.

  The Court granted partial summary judgement in favor of the Company and the other defendants in connection with the action. As a result of the rulings, Dunbar is unable to rescind the assignment of the patent rights and is left only with ancillary claims. Such ancillary claims are subject to a motion to sever and abate pending Dunbar's appeal of the Court's orders granting the Company's motion for summary judgement. The Company believes the ancillary claims are without merit.

  The Company is involved in certain other litigation matters which it believes will not have a material adverse effect on the Company.

FACILITIES

  The Company leases approximately 21,600 square feet of laboratory and office space in The Woodlands, Texas under a lease which expires in May 2000. The Company also leases approximately 2,000 square feet in Natick, Massachusetts utilized by FTI under a lease which expires in May 2000. The Company believes that its facilities will be adequate for its operations in the near future.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The directors and executive officers of the Company are as follows:

NAME                     AGE POSITION
----                     --- --------
Martin P. Sutter........  42 Chairman of the Board
Joseph S. Podolski......  49 President, Chief Executive Officer, and Director
Louis Ploth, Jr.........  43 Vice President of Business Development, Chief Financial
                              Officer and Secretary
Tommy L. Lee............  47 Vice President of Corporate Development
Steven Blasnik..........  40 Director
James L. Currie.........  60 Director
Timothy McInerney,
 R.Ph...................  36 Director
David B. McWilliams.....  54 Director
David W. Ortlieb........  66 Director
Allan D. Rudzik, Ph.D...  62 Director

  Martin P. Sutter. Mr. Sutter, a co-founder of the Company, has served as Chairman of the Board of Directors since December 1987. Since July 1988, Mr. Sutter has been the Managing General Partner of The Woodlands Venture Partners, L.P., a venture capital firm and the General Partner of The Woodlands Venture Fund, L.P., one of the Company's principal stockholders. In addition, Mr. Sutter has been a General Partner of Essex Woodlands Health Ventures, L.P., a venture capital firm, since September 1994. Mr. Sutter is the Chairman of the Board of Directors of Aronex Pharmaceuticals, Inc. and a director of Targeted Genetics Corporation.

  Joseph S. Podolski. Mr. Podolski joined the Company in 1989 as Vice President-Operations and has served as President and Chief Executive Officer of the Company and as a director since July 1992. Prior to joining the Company, Mr. Podolski spent twelve years with Monsanto Company in various engineering, product development and manufacturing positions, including Director of Manufacturing for a significant product line. Before joining Monsanto, Mr. Podolski spent eight years at Abbott Laboratories, Dearborn Chemical Company and Baxter Pharmaceuticals in manufacturing, engineering, quality control and development of fine chemicals, antibiotics, pharmaceuticals and hospital products.

  Louis Ploth, Jr. Mr. Ploth has served as the Company's Vice President of Business Development, Chief Financial Officer and Secretary since October 1993. From February 1991 to April 1993, Mr. Ploth served as the Chief Financial Officer of Unisyn Technologies, Inc., a biotechnology company, and served as its Vice President of Finance and Administration from July 1992 to April 1993.

  Tommy L. Lee. Mr. Lee joined the Company in February 1996 as Vice President of Corporate Development. Mr. Lee also serves as the general manager of Fertility Technologies, Inc., a wholly owned subsidiary of the Company. From 1994 to January 1996, Mr. Lee served as Vice President of Marketing of Positron Corporation, a medical instrumentation company. Mr. Lee served as Vice President of Marketing of Optex Biomedical, Inc., a medical device company, from 1989 to 1994.

  Steven Blasnik. Mr. Blasnik has served as a director of the Company since April 1990. Since 1987, Mr. Blasnik has been employed by the Perot Group, most recently as President of Perot Investments, Inc., an investment firm owned by Ross Perot.

  James L. Currie. Mr. Currie has served as a director of the Company since December 1996. Mr. Currie has been Managing General Partner of Essex Venture Partners, L.P., a venture capital firm, since 1985, and a General Partner of Essex Woodlands Health Ventures, L.P., a venture capital firm, since September 1994. Mr. Currie is a director of Serologicals, Inc. and Ethical Holdings, Ltd.

  Timothy McInerney, R.Ph. Mr. McInerney has served as a director of the Company since December 1996. Since 1992, Mr. McInerney has been the Equity Sales Manager of Paramount Capital, Inc., an investment banking firm.

  David B. McWilliams. Mr. McWilliams has served as a director of the Company since June 1989, and served as President of the Company from that time until July 1992. Since July 1992, Mr. McWilliams has been the President and a director of Texas Biotechnology Corporation, a biotechnology company.

  David W. Ortlieb. Mr. Ortlieb has served as a director of the Company since August 1990. Since February 1994, Mr. Ortlieb has been an independent management consultant. He served as President, Chief Executive Officer and director of Immunomedics, Inc., a biotechnology company, from July 1992 to February 1994. He served as President and Chief Executive Officer of Texas Biotechnology Corporation from April 1990 until July 1992 and as a director from April 1990 to April 1993.

  Allan D. Rudzik, Ph.D. Dr. Rudzik has served as a director of the Company since 1994. From 1993 until his retirement in 1996, Dr. Rudzik held the positions of Corporate Vice President, President and Chief Scientific Officer of Berlex Laboratories, Inc., a pharmaceutical company ("Berlex Laboratories"), in Richmond, California. From 1991 to 1993, Dr. Rudzik held the same positions at Berlex Laboratories in Cedar Knolls, New Jersey.

SCIENTIFIC ADVISORS AND CONSULTANTS

  The Company benefits from consultation with prominent scientists active in fields related to the Company's technology. For this purpose, the Company has consulting relationships with several scientific advisors. At the Company's request, these advisors review the feasibility of product development programs under consideration, advise concerning advances in areas related to the Company's technology and aid in recruiting personnel. Certain of the consultants receive cash or stock-based compensation for their services. All of the advisors are employed by academic institutions or other entities and may have commitments to or advisory agreements with other entities that may limit their availability to the Company. The Company's consultants are required to disclose and assign to the Company any ideas, discoveries and inventions they develop in the course of providing consulting services. The Company also uses consultants for various administrative needs. None of the Company's consultants are otherwise affiliated with the Company. The Company's scientific advisors and consultants include the following persons:

  Deborah J. Anderson, Ph.D. Dr. Anderson is an Associate Professor of Obstetrics, Gynecology and Reproductive Biology at Brigham and Women's Hospital and Harvard Medical School. Dr. Anderson is also the Director of the Fearing Research Laboratory.

  M. Fathy El Etreby, D.V.M. Dr. Etreby was Director of Research and Development at the Pharmaceutical Division of Schering in Berlin, Germany and at Berlex Laboratories in Wayne, New Jersey for 25 years. Currently, Dr. Etreby is Director of Clinical and Basic Research in the Section of Urology of the Department of Surgery at the Medical College of Georgia.

  David Ferguson, M.D., Ph.D. Dr. Ferguson has been involved in pharmaceutical research and development since 1968. In 1993, he helped found Affiliated Research Centers, Inc. ("ARC") one of the first site management organizations, and served as Senior Vice President for ARC until February 1997. The Company engaged ARC to assist in the design and implementation of its U.S. clinical trials.

  Irwin Goldstein, M.D. Dr. Goldstein has been co-director of the Urology Research Laboratory at Boston University School of Medicine since 1980.

  Joseph A. Hill, M.D. Dr. Hill is the Director of the Reproductive Medicine Division and of the Reproductive Endocrinology Fellowship Program and Clinical Director of the Reproductive Immunology

Division at Brigham and Women's Hospital and Harvard Medical School. Dr. Hill is an Associate Professor in the Department of Obstetrics, Gynecology and Reproductive Biology at Brigham and Women's Hospital and Harvard Medical School.

  Vernon Knight, M.D. Dr. Knight was with the Baylor College of Medicine for over 20 years as Professor and Chairman of the Department of Microbiology and Immunology, Professor in the Infectious Disease Section of the Department of Medicine and Director of Baylor's Center for Biotechnology. Dr. Knight is currently Acting Chairman of the Department of Molecular Physiology and Biophysics at Baylor College of Medicine.

  Alfred Poindexter, M.D. Dr. Poindexter is Professor of Obstetrics and Gynecology and Director of the Division of Contraceptive Development and Research at Baylor College of Medicine. He is on the staff at St. Luke's Episcopal Hospital and The Methodist Hospital in Houston, Texas. Dr. Poindexter has performed clinical practice in reproductive endocrinology and research in contraceptive technology for the past twenty years.

  David W. Russell, Ph.D. Dr. Russell is the McDermott Distinguished Professor in the Department of Molecular Genetics at the University of Texas Southwestern Medical Center. His main research interests are cholesterol and steroid hormone metabolism, reproductive biology, molecular genetics and gene regulation.

  Anthony Sacco, Ph.D. Dr. Sacco is a Professor in the Department of Obstetrics at Wayne State University School of Medicine and Director of the Hutzel Hospital,Wayne State University In Vitro Fertilization Laboratory. Dr. Sacco is an authority on the application of zona pellucida antigens as infertility agents.

  Robert S. Schenken, M.D. Dr. Schenken is Professor of Obstetrics and Gynecology and Director of the Division of Reproductive Endocrinology and Infertility at The University of Texas Health Science Center in San Antonio. He has been a consultant for the Society of Reproductive Surgeons' Collaborative Endometriosis Treatment Trial, and program chairman of the Annual Meeting of the Society for Gynecologic Investigation and the American Society for Reproductive Medicine. Dr. Schenken has received numerous national awards for his research and has also served as principal investigator on research projects funded by the National Institutes of Health, World Health Organization and numerous pharmaceutical companies.

  Edward C. Yurewicz, Ph.D. Dr. Yurewicz is an Associate Professor in the Department of Obstetrics and Gynecology and Associate Member of the Graduate Faculty in the Department of Biochemistry and Molecular Biology at Wayne State University School of Medicine. Dr. Yurewicz is a leading authority on zona pellucida protein chemistry.

BOARD COMMITTEES

  Pursuant to delegated authority, various Board functions are discharged by the standing committees of the Board. The Board of Directors has appointed four committees: the Executive Committee, the Option Committee, the Compensation Committee and the Audit Committee. The Executive Committee, currently comprised of Messrs. Sutter and Podolski, is authorized to exercise, to the extent permitted by law, the power of the full Board of Directors when a meeting of the full Board is not practicable or necessary. The Option Committee, currently comprised of Messrs. Blasnik, Currie and McInerney, administers the Company's employee stock option plans. The Compensation Committee, currently comprised of Messrs. Blasnik, Currie and McInerney, has responsibility for determining compensation to be paid to the Company's employees. The Audit Committee, currently comprised of Messrs. McWilliams, Ortlieb and Rudzik, provides assistance to the Board of Directors in fulfilling its responsibilities relating to corporate accounting and reporting practices, recommends to the Board of Directors the engagement by the Company of its independent public accountants, approves services performed by the Company's independent public accountants, including fee arrangements and the range of audit and non-audit services, maintains a direct line of communication between the Board of Directors and the Company's independent public accountants and performs such other functions as may be prescribed with respect to audit committees under applicable rules, regulations and policies of The Nasdaq Stock Market, Inc.

                            PRINCIPAL STOCKHOLDERS

  The following table presents certain information regarding the beneficial ownership of the Company's Common Stock and Series B Preferred Stock as of March 31, 1997 by (i) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock or Series B Preferred Stock, (ii) each director of the Company, (iii) the Company's chief executive officer and each of the other Named Executive Officers and (iv) all directors and executive officers as a group. Except as described below, each of the persons listed in the table has sole voting and investment power with respect to the shares listed.

                                               PERCENTAGE OF
                          AMOUNT AND           COMMON STOCK        AMOUNT AND
                          NATURE OF            BENEFICIALLY        NATURE OF
                          BENEFICIAL               OWNED           BENEFICIAL
                          OWNERSHIP          -----------------     OWNERSHIP            PERCENTAGE
   NAME OF BENEFICIAL     OF COMMON          PRIOR TO  AFTER      OF SERIES B               OF
          OWNER            STOCK(1)          OFFERING OFFERING PREFERRED STOCK(1)        CLASS(2)
   ------------------     ----------         -------- -------- ------------------       ----------
Petrus Fund, L.P.
 12377 Merit Drive,
 Suite 1700
 Dallas, Texas 75251....    755,793            10.2%     8.1%            --                  --
The Woodlands Venture
 Fund, L.P.
 2170 Buckthorne Place,
 Suite 170
 The Woodlands, Texas
 77380..................    670,080             9.1%     7.1%            --                  --
J. Tyler Dean
 323 Andover Street
 Wilmington,
 Massachusetts 01887....    375,000             5.1%     4.0%            --                  --
Essex Woodlands Health
 Ventures, L.P.
 190 S. LaSalle Street,
 Suite 2800
 Chicago, Illinois
 60603..................    301,886(3)          3.9%     3.1%       200,000                22.0%
SBSF Biotechnology Fund,
 L.P.
 45 Rockefeller Plaza
 New York, New York
 10111..................    166,037(4)          2.2%     1.7%       110,000(5)             12.1%
Martin P. Sutter........    987,968(6)         12.8%    10.2%       200,000(7)             22.0%
Joseph S. Podolski......    116,059(8)          1.6%     1.2%            --                  --
Steven Blasnik..........    768,293(9)         10.4%     8.2%            --                  --
James L. Currie.........    435,679(10)         5.6%     4.5%       200,000(11)            22.0%
Tommy L. Lee............      5,000(12)           *        *             --                  --
Timothy McInerney.......     77,247(13)         1.0%       *         33,460(14)             3.5%
David B. McWilliams.....     39,974(15)           *        *             --                  --
David W. Ortlieb........     27,342(16)           *        *             --                  --
Allan D. Rudzik.........     10,000(17)           *        *             --                  --
All directors and
 executive officers as a
 group (10 persons).....  2,182,676(6)-(17)    27.4%    21.9%       233,460(7)(11)(14)     24.7%

--------
*  Does not exceed one percent.
(1) Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock and Series B Preferred Stock beneficially owned by such persons.
(2) In accordance with the rules of the Securities and Exchange Commission, each beneficial owner's percentage ownership assumes the exercise or conversion of all options, warrants and other convertible securities held by such person and that are exercisable or convertible within 60 days after March 31, 1997.
(3) Represents shares of Common Stock issuable upon conversion of Series B Preferred Stock.
(4) Represents shares of Common Stock issuable upon conversion of Series B Preferred Stock. Includes 15,094 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock held by SBSF Biotechnology Partners, L.P.

(5) Includes 10,000 shares of Series B Preferred Stock held by SBSF Biotechnology Partners, L.P.
(6) Includes (i) 1,002 shares of Common Stock which are held by certain of Mr. Sutter's family members, (ii) 670,080 shares of Common Stock which may be deemed to be beneficially owned by Mr. Sutter by virtue of his affiliation with The Woodlands Venture Fund, L.P., (iii) 301,886 shares of Common Stock issuable upon conversion of Series B Preferred Stock held by Essex Woodlands Health Ventures, L.P. which may be deemed to be beneficially owned by Mr. Sutter by virtue of his affiliation with Essex Woodlands Health Ventures, L.P., and (iv) 12,500 shares of Common Stock issuable upon the exercise of options. Mr. Sutter disclaims beneficial ownership of the shares owned by his family members and, except to the extent of his pecuniary interest therein, those shares owned by The Woodlands Venture Fund, L.P. and Essex Woodlands Health Ventures, L.P.
(7) Represents shares of Series B Preferred Stock which may be deemed to be beneficially owned by Mr. Sutter by virtue of his affiliation with Essex Woodlands Health Ventures, L.P. Mr. Sutter disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.
(8) Includes (i) 200 shares of Common Stock which are held by certain of Mr. Podolski's family members and (ii) 107,559 shares of Common Stock issuable upon the exercise of options. Mr. Podolski disclaims beneficial ownership of the shares owned by his family members.
(9) Includes (i) 755,793 shares of Common Stock which may be deemed to be beneficially owned by Mr. Blasnik by virtue of his affiliation with Petrus Fund, L.P. and (ii) 12,500 shares of Common Stock issuable upon the exercise of options. Mr. Blasnik disclaims beneficial ownership of the shares owned by Petrus Fund, L.P.
(10) Represents (i) 133,793 shares of Common Stock which may be deemed to be beneficially owned by Mr. Currie by virtue of his affiliation with Essex Venture Partners L.P. and (ii) 301,886 shares of Common Stock issuable upon conversion of Series B Preferred Stock held by Essex Woodlands
     Health Ventures, L.P. which may be deemed to be beneficially owned by Mr. Currie by virtue of his affiliation with Essex Woodlands Health Ventures, L.P. Mr. Currie disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.
(11) Represents shares of Series B Preferred Stock which may be deemed to be beneficially owned by Mr. Currie by virtue of his affiliation with Essex Woodlands Health Ventures, L.P. Mr. Currie disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.
(12) Represents shares of Common Stock issuable upon the exercise of options.
(13) Includes (i) 26,742 shares of Common Stock issuable upon the exercise of warrants and (ii) 50,505 shares of Common Stock issuable upon the conversion of shares of Series B Preferred Stock that are issuable upon the exercise of warrants.
(14) Represents shares of Series B Preferred Stock issuable upon the exercise of warrants.
(15) Includes 12,500 shares of Common Stock issuable upon the exercise of options.
(16) Represents shares of Common Stock issuable upon the exercise of options.
(17) Represents shares of Common Stock issuable upon the exercise of options.

                         DESCRIPTION OF CAPITAL STOCK

  The Company's Certificate of Incorporation provides for authorized capital stock of 25,000,000 shares, consisting of 20,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share, issuable in one or more series (consisting of 1,925,000 shares of Series B Preferred Stock and 3,075,000 shares of undesignated preferred stock). The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Certificate of Incorporation, the Certificate of Designation of the Series B Preferred Stock and the Company's Restated Bylaws, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

  Holders of Common Stock are entitled to one vote per share in the election of directors and on all other matters on which stockholders are entitled or permitted to vote. Holders of Common Stock are not entitled to cumulative voting rights. Therefore, holders of a majority of the shares voting for the election of directors can elect all the directors. Subject to the terms of any outstanding series of preferred stock, the holders of Common Stock are entitled to dividends in such amounts and at such times as may be declared by the Company's Board of Directors out of funds legally available therefor. See "Dividend Policy." Upon liquidation or dissolution, holders of Common Stock are entitled to share ratably in all net assets available for distribution to stockholders after payment of any liquidation preferences to holders of preferred stock. Holders of Common Stock have no redemption, conversion or preemptive rights.

PREFERRED STOCK

  The Board of Directors has the authority to cause the Company to issue up to the authorized number of shares of preferred stock in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, redemption and conversion rights and liquidation preferences of such series, without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of the Common Stock, and could have the effect of delaying or preventing a change in control of the Company. The Company has no present plan to issue any shares of preferred stock, other than shares of Series B Preferred Stock that are issuable upon the exercise of outstanding warrants.

 Series B Convertible Preferred Stock

  The Series B Preferred Stock is not subject to any sinking fund or other obligation of the Company to redeem or retire such shares except as described below. Any Series B Preferred Stock converted, redeemed or otherwise acquired by the Company will, upon cancellation of such shares, have the status of authorized but unissued preferred stock subject to issuance by the Board of Directors as shares of preferred stock of any one or more other series but not as shares of Series B Preferred Stock.

  Holders of Series B Preferred Stock are entitled to receive dividends as, when and if declared by the Board of Directors out of funds legally available therefor. No dividend or distribution, as the case may be, will be declared or paid on any junior stock unless the dividend also is paid to holders of the Series B Preferred Stock. The Company does not intend to pay cash dividends on the Series B Preferred Stock.

  Shares of Series B Preferred Stock are convertible at the option of the holders thereof into shares of Common Stock at a conversion price of $6.625 per share, subject to adjustment upon the occurrence of a merger, reorganization, consolidation, reclassification, stock dividend or stock split which results in an increase or decrease in the number of shares of Common Stock outstanding. In addition, the conversion price of the Series B Preferred Stock is subject to adjustment on October 15, 1997 if the average closing bid price of the Common Stock for the twenty consecutive trading days immediately preceding such date is less than 130% of the then applicable conversion price. In such event, the then applicable conversion price will be reduced to equal the greater of (i) such average price divided by 1.3 and (ii) 50% of the then applicable conversion price. The number of shares of Common Stock which may be issued upon the conversion of the outstanding Series B Preferred Stock will be adjusted on a weighted-average basis to the extent the Company sells Common Stock at a price per share of Common Stock less than the closing bid price per share of the Common Stock on the date of the sale or issues rights, options, warrants or convertible securities to all or substantially all holders of Common Stock at a price per share which is lower than both the then effective conversion price and the closing bid price. In such instances, the rate at which the Series B Convertible Preferred Stock may be converted into shares of Common Stock is multiplied by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately following the sale and the denominator of which is the number of shares of Common Stock outstanding immediately following the sale plus the number of shares of Common Stock that would have been purchasable at the applicable closing bid price with the gross proceeds of such sale.

  The Company has the right at any time after October 15, 1997 to cause the Series B Preferred Stock to be converted in whole at any time, or in part from time to time, on a pro rata basis, into shares of Common Stock if the closing price of the Common Stock exceeds 150% of the then applicable conversion price for a least 20 trading days in any 30 consecutive trading day period.

  Upon (i) a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary or (ii) a sale or other disposition of all or substantially all of the assets of the Company or (iii) any consolidation, merger, combination, reorganization or other transaction in which the Company is not the surviving entity or the shares of Common Stock constituting in excess of 50% of the voting power of the Corporation are exchanged for or changed into other stock or securities and/or any other property after payment or provision for payment of the debts and other liabilities of the Company, the holders of the Series B Preferred Stock then outstanding will first be entitled to receive, pro rata (on the basis of the number of shares of the Series B Preferred Stock then outstanding), and in preference to the holder of the Common Stock and any other series of preferred stock, an amount per share equal to $13.00 plus all declared and unpaid dividends. Second, the holders of shares of the Common Stock and any other shares of participating preferred stock then outstanding will be entitled to receive such preference to which they are entitled according to their terms. Third, the holders of shares of the Series B Preferred Stock, the Common Stock and any other shares of participating preferred stock then outstanding will share any remaining assets of the Company on a pari passu, as converted, basis.

  The holders of the Series B Preferred Stock have the right at all meetings of stockholders to the number of votes equal to the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock at the record date for determination of the stockholders entitled to vote. So long as a majority of the shares of Series B Preferred Stock originally issued (including shares of Series B Preferred Stock issued upon the exercise of certain outstanding warrants) remain outstanding, the holders of 66 2/3% of the Series B Preferred Stock are entitled to approve (i) the issuance of any securities of the Company senior to or on parity with the Series B Preferred Stock, (ii) any alteration or change in the rights or preferences or privileges of the Series B Preferred Stock or (iii) the declaration or payment of any dividend on any junior stock or the repurchase of any securities of the Company. Except as provided above or as required by applicable law, the holders of the Series B Preferred Stock will be entitled to vote together with the holders of the Common Stock and not as a separate class.

WARRANTS

  Zonagen currently has outstanding warrants issued in connection with financing transactions to purchase (i) an aggregate of 85,763 shares of Common Stock at a weighted average exercise price of $3.85 per share and (ii) an aggregate of 163,500 shares of Series B Preferred Stock at an exercise price of $11.00 per share. The terms of such warrants permit the holder to exercise such warrants by means of a "cashless" exercise based on the difference between the fair market value of the Common Stock subject to such warrant and the exercise price of the warrant, divided by the market price of the Common Stock at the time of exercise.

RIGHTS OF SCHERING

  In connection with the Schering Agreement, the Company issued 239,933 shares of its Common Stock to Schering Berlin Venture Corporation ("Schering Berlin"), Schering's United States venture capital affiliate. Schering Berlin has the right to require the Company to effect two registrations under the Securities Act of all or any part of the Common Stock owned by Schering Berlin or its affiliates and to bear the expenses of such registration. In addition, Schering Berlin has the right to include any or all of its shares of Common Stock in any registration of shares of Common Stock initiated by the Company. Further, the Company is required to set aside and reserve for Schering a portion of any shares of Common Stock or warrants, rights, options or other securities exercisable for or convertible into Common Stock to be sold in a public offering or otherwise as shall be necessary to allow Schering Berlin to maintain its ownership percentage in Common Stock as it exists immediately prior to such offering or sale. Schering Berlin is entitled to acquire such Common Stock, warrants, rights, options or other securities on the same terms as other purchasers.

CERTAIN PROVISIONS OF THE COMPANY'S CHARTER AND BYLAWS AND DELAWARE LAW

  Certain provisions of the Certificate of Incorporation and Bylaws are intended to enhance the likelihood of continuity and stability in the Board of Directors of the Company and in its policies, but might have the effect of delaying or preventing a change in control of the Company and may make more difficult the removal of incumbent management even if such transactions could be beneficial to the interests of stockholders. Set forth below is a summary description of such provisions:

    Authority to Issue Preferred Stock. The Company's Certificate of Incorporation authorizes the Board of Directors, without stockholder approval, to establish and to issue shares of one or more series of preferred stock, each such series having such voting rights, dividend rates, liquidation, redemption, conversion and other rights as may be fixed by the Board.

    Stockholder Actions and Meetings. The Company's Bylaws direct that special meetings of the stockholders may only be called by a majority of the members of the Board of Directors, the Chairman of the Board of Directors, the President of the Company or the holders of not less than 10% of the total voting power of all shares of the Company's capital stock entitled to vote in the election of directors. The Bylaws further provide that stockholders' nominations to the Board of Directors and other stockholder business proposed to be transacted at stockholder meetings must be timely received by the Company in a proper written form which meets the prescribed content requirements. These provisions might have the effect of a deterring or delaying change in control or the management of the Company.

    Limitation of Director Liability. Section 102(b)(7) of the Delaware General Corporation Law ("Section 102(b)") authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. Although Section 102(b) does not alter a director's duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Company's Certificate of Incorporation limits the liability of directors to the Company or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by Section 102(b). Specifically, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
  (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law (relating to certain unlawful dividends, stock purchases or stock redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

    Indemnification. To the maximum extent permitted by law, the Company's Certificate of Incorporation and Bylaws provide for mandatory indemnification of directors, and permit indemnification of officers, employees and agents of the Company against all expense, liability and loss to which they may become subject or which they may incur as a result of being or having been a director, officer, employee or agent of the Company. In addition, the Company must advance or reimburse directors, and may advance or reimburse officers, employees and agents for expenses incurred by them in connection with indemnifiable claims.

    Section 203 of the Delaware General Corporation Law. The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 generally provides that a stockholder acquiring more than 15 percent of the outstanding voting stock of a corporation (an "Interested Stockholder") but less than 85 percent of such stock (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan) may not engage in certain "business combinations" with the corporation for a period of three years after the date on which the stockholder became an Interested Stockholder unless (i) prior to such date, the corporation's board of directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder, or (ii) the Business Combination is approved by the corporation's board of directors and authorized at a stockholders' meeting by a vote of at least two-thirds of the corporation's outstanding voting stock not owned by the Interested Stockholder. Under Section 203, these restrictions will not apply to certain Business Combinations proposed by an Interested Stockholder following the earlier of the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who was not an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of the corporation's board of directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

  Section 203 defines the term "Business Combination" to include transactions in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, such as mergers, certain asset sales, certain issuances of additional shares to the Interested Stockholder, transactions with the corporation which increase the proportionate interest in the corporation directly or indirectly owned by the Interested Stockholder, or transactions in which the Interested Stockholder receives certain other benefits.

  The provisions of Section 203, together with the ability of the Company's Board of Directors to issue Preferred Stock without further stockholder action, could delay or frustrate the removal of incumbent directors or a change in control of the Company. The provisions also could discourage, impede or prevent a merger, tender offer or proxy contest, even if such event would be favorable to the interests of stockholders. The Company's stockholders, by adopting an amendment to the Company's Certificate of Incorporation or Bylaws, may elect not to be governed by Section 203 effective 12 months after such adoption. Neither the Company's Certificate of Incorporation nor Bylaws currently exclude the Company from the restrictions imposed by Section 203.

TRANSFER AGENT

  The transfer agent and registrar for the Common Stock is Harris Trust and Savings Bank.

                                 UNDERWRITING

  Subject to certain terms and conditions contained in the Underwriting Agreement, the Company has agreed to sell to each of the underwriters named below (the "Underwriters"), and each of such Underwriters, for whom Volpe Brown Whelan & Company, LLC and Raymond James & Associates, Inc. are acting as representatives (the "Representatives"), have agreed severally to purchase from the Company the number of shares of Common Stock set forth opposite its name below.

                                                                       NUMBER OF
                                UNDERWRITERS                            SHARES
                                ------------                           ---------
      Volpe Brown Whelan & Company, LLC...............................
      Raymond James & Associates, Inc.................................
                                                                       ---------
        Total......................................................... 2,000,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates and opinions from the Company and its counsel. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

  The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public initially at the price to the public set forth on the cover page of this Prospectus and to certain securities dealers (who may include the Underwriters) at such price
less a concession not to exceed $      per share, of which $    may be
reallocated to dealers. After the offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.

  The Company has granted the Underwriters an option for 30 days after the date of this Prospectus to purchase, at the offering price, less the underwriting discounts and commissions as set forth on the cover page of this Prospectus, up to 300,000 additional shares of Common Stock at the same price per share as the Company receives for the 2,000,000 shares of Common Stock offered hereby, solely to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by each of them, as shown in the foregoing table, bears to the 2,000,000 shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover the over-allotments in connection with the sale of the 2,000,000 shares of Common Stock offered hereby.

  The offering of the shares of Common Stock is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

  The Company, each of the Company's directors and officers, and certain holders of the Company's outstanding securities, have agreed not to offer, sell, contract to sell or otherwise dispose of Common Stock or securities convertible into or exchangeable for, or any rights to purchase or acquire, shares of Common Stock for a period of 90 days following the date of effectiveness of the registration statement of which this Prospectus is a part, without the prior written consent of Volpe Brown Whelan & Company, LLC, except for shares disposed of as bona fide gifts or the exercise of options currently outstanding or granted pursuant to the Company's existing stock option plans or the exercise of outstanding warrants. Volpe Brown Whelan & Company, LLC, in its discretion, may waive the foregoing restrictions in whole or in part, with or without a public announcement of such action.

  In accordance with applicable rules of the NASD, no NASD member participating in the distribution is permitted to confirm sales to accounts over which it exercises discretionary authority without prior written consent, and, accordingly, each Underwriter intends to abide by such rules.

  In connection with this offering, certain Underwriters may engage in passive market making transactions in the Common Stock on the Nasdaq Stock Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934 (the "Exchange Act"). Passive market making consists of displaying bids on the Nasdaq Stock Market limited by the bid prices of independent market makers and making purchases limited by such prices and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the Common Stock during a specified period and must be discontinued when such limit is reached. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

  Subject to applicable limitations, the Underwriters, in connection with the offering, may place bids for or make purchases of the Common Stock in the open market or otherwise, for long or short account, or cover short positions incurred, to stabilize, maintain or otherwise affect the price of the Common Stock, which may be higher than the price that might otherwise prevail in the open market. There can be no assurance that the price of the Common Stock will be stabilized, or that stabilizing, if commenced, will not be discontinued at any time. Subject to applicable limitations, the Underwriters may also place bids or make purchases on behalf of the underwriting syndicate to reduce a short position created in connection with the offering.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

                                 LEGAL MATTERS

  The validity of the shares to be offered hereby will be passed upon for the Company by Andrews & Kurth L.L.P., The Woodlands, Texas. Certain matters relating to the offering will be passed upon for the Underwriters by Cooley Godward LLP, Palo Alto, California.

                                    EXPERTS

  The audited Consolidated Financial Statements included and incorporated by reference in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included and incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

  The statements in this Prospectus under the captions "Risk Factors-- Uncertainty of Protection for Patents and Proprietary Technology" and "Business--Patents and Proprietary Information" have been reviewed by Marshall, O'Toole, Gerstein, Murray & Borun, patent counsel to the Company, and have been found to provide accurate and complete statements or summaries of the matters of law therein set forth and are included herein in reliance upon such review and the authority of such counsel as experts in patent law.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports and other information with the Commission. Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

  The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to hereafter are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved. The Registration Statement and any amendments thereto, including exhibits filed or incorporated by reference as a part thereof, are available for inspection and copying at the Commission's offices as described above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents previously filed with the Commission are hereby incorporated by reference into this Prospectus:

  1. The Company's Annual Report on Form 10-K (File No. 0-21198) for the year ended December 31, 1996, as amended;

  2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; and

  3. The description of the Common Stock contained in the Company's Registration Statement on Form 8-A, filed with the Commission on February 2, 1993, as amended by Amendment No. 1 thereto filed with the Commission on February 12, 1993 and Amendment No. 2 thereto filed with the Commission on March 25, 1993.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering covered hereby will be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference in this Prospectus, (other than exhibits to such documents which are not specifically incorporated by reference into such documents). All such requests should be directed to Zonagen, Inc., 2408 Timberloch Place, Suite B-4, The Woodlands, Texas 77380, Attention: Louis Ploth, Jr., telephone number (281) 367-5892.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Report of Independent Public Accountants..................................  F-2
Consolidated Balance Sheets as of December 31, 1995 and 1996 and March 31,
 1997 (unaudited).........................................................  F-3
Consolidated Statements of Operations for the Years Ended December 31,
 1994, 1995 and 1996, for the Three Months Ended March 31, 1996 and 1997
 (unaudited) and for the Period From Inception (August 20, 1987) Through
 March 31, 1997 (unaudited)...............................................  F-4
Consolidated Statements of Stockholders' Equity for the Period From
 Inception (August 20, 1987) Through March 31, 1997 (unaudited)...........  F-5
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1994, 1995 and 1996, for the Three Months Ended March 31, 1996 and 1997
 (unaudited) and for the Period From Inception (August 20, 1987) Through
 March 31, 1997 (unaudited)...............................................  F-8
Notes to Consolidated Financial Statements................................  F-9

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Zonagen, Inc.:

  We have audited the accompanying consolidated balance sheets of Zonagen, Inc. (a Delaware corporation in the development stage), and subsidiary as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  As discussed in Note 1 to the consolidated financial statements, the Company has operated as a development stage enterprise since its inception by devoting substantially all of its efforts to raising capital and performing research and development. In order to complete the research and development and other activities necessary to commercialize its products, additional financing will be required. Management's current projections indicate that the Company can conserve its cash resources to maintain the Company's operations through 1997. Management's plans in regard to these matters are also described in Note 1.

  In our opinion, based on our audits, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Zonagen, Inc., and subsidiary as of December 31, 1995 and 1996, and the results of their operations and cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Houston, Texas
March 11, 1997

                         ZONAGEN, INC., AND SUBSIDIARY

                         (A DEVELOPMENT STAGE COMPANY)

                          CONSOLIDATED BALANCE SHEETS

                                              DECEMBER 31,
                                         ------------------------   MARCH 31,
                                            1995         1996         1997
                ASSETS                   -----------  -----------  -----------
                                                                   (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents............  $ 4,189,858  $11,074,902  $ 7,779,878
  Accounts receivable..................      327,975      420,149      432,065
  Product inventory....................      230,380      174,073      163,232
  Prepaids and other current assets....       69,232      141,223       81,673
                                         -----------  -----------  -----------
    Total current assets...............    4,817,445   11,810,347    8,456,848
LAB EQUIPMENT, FURNITURE AND LEASEHOLD
 IMPROVEMENTS, net of accumulated
 depreciation and amortization of
 $601,792, $706,351 and $734,375,
 respectively..........................      233,315      311,093      301,783
EXCESS OF COST OVER FAIR VALUE OF
 TANGIBLE ASSETS ACQUIRED, net of
 accumulated amortization of $240,845,
 $446,080 and $498,455, respectively...    1,153,939    1,003,329      950,954
OTHER ASSETS, net of accumulated
 amortization of $67,532, $116,048 and
 $129,116, respectively................      446,856      586,991      647,112
                                         -----------  -----------  -----------
    Total assets.......................  $ 6,651,555  $13,711,760  $10,356,697
                                         -----------  -----------  -----------
 LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.....................  $   660,673  $ 1,169,999  $ 2,487,317
  Accrued liabilities..................      499,631      867,459      344,712
  Current portion of notes payable.....           --       80,526       14,759
                                         -----------  -----------  -----------
    Total current liabilities..........    1,160,304    2,117,984    2,846,788
                                         -----------  -----------  -----------
NOTES PAYABLE..........................       66,125       16,799       12,972
                                         -----------  -----------  -----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Undesignated preferred stock, $.001 par
 value, 4,230,000, 2,305,000 and
 3,075,000 shares authorized,
 respectively, none issued and
 outstanding...........................           --           --           --
Series A preferred stock, $.001 par
 value, 770,000, 770,000 and none
 shares authorized, 504,850, none and
 none shares outstanding, respectively.          505           --           --
Series B preferred stock, $.001 par
 value, none, 1,925,000 and 1,925,000
 authorized, respectively, none,
 1,514,906 and 910,701 outstanding,
 respectively..........................           --        1,515          911
Common stock, $.001 par value,
 20,000,000 shares authorized,
 4,098,124, 6,033,396 and 7,377,106
 shares issued and outstanding,
 respectively..........................        4,098        6,033        7,377
Additional paid-in capital.............   22,473,074   38,124,532   38,322,501
Deferred compensation..................     (112,500)    (144,718)    (131,031)
Deficit accumulated during the
 development stage.....................  (16,940,051) (26,410,385) (30,702,821)
                                         -----------  -----------  -----------
    Total stockholders' equity.........    5,425,126   11,576,977    7,496,937
                                         -----------  -----------  -----------
    Total liabilities and stockholders'
     equity............................  $ 6,651,555  $13,711,760  $10,356,697
                                         -----------  -----------  -----------

  The accompanying notes are an integral part of these consolidated financial statements.

                         ZONAGEN, INC., AND SUBSIDIARY

                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                           PERIOD FROM
                                                                                            INCEPTION
                                                                                           (AUGUST 20,
                                                                   THREE MONTHS ENDED         1987)
                               YEARS ENDED DECEMBER 31,                 MARCH 31,            THROUGH
                          -------------------------------------  ------------------------   MARCH 31,
                             1994         1995         1996         1996         1997          1997
                          -----------  -----------  -----------  -----------  -----------  ------------
                                                                 (UNAUDITED)  (UNAUDITED)  (UNAUDITED)
REVENUES:
  Product sales.........  $   800,747  $ 2,838,532  $ 3,021,940  $   739,085  $   821,353  $  7,482,572
  Licensing fee.........           --           --           --           --           --       250,000
  Interest income.......      161,171      115,843      270,906       51,357      121,362     1,014,061
                          -----------  -----------  -----------  -----------  -----------  ------------
   Total revenues.......      961,918    2,954,375    3,292,846      790,442      942,715     8,746,633
COSTS AND EXPENSES:
  Cost of products sold.      569,723    2,162,446    2,087,007      517,360      571,246     5,390,422
  Research and
   development..........    2,702,464    2,794,928    7,936,188    1,163,263    4,012,089    22,780,013
  Selling, general and
   administrative.......    1,603,479    2,068,115    2,515,509      607,334      597,874    10,001,109
  Interest expense and
   amortization of
   intangibles..........       56,649      216,203      224,476       53,584       53,942       914,527
                          -----------  -----------  -----------  -----------  -----------  ------------
   Total costs and
    expenses............    4,932,315    7,241,692   12,763,180    2,341,541    5,235,151    39,086,071
                          -----------  -----------  -----------  -----------  -----------  ------------
LOSS FROM CONTINUING
 OPERATIONS.............   (3,970,397)  (4,287,317)  (9,470,334)  (1,551,099)  (4,292,436)  (30,339,438)
LOSS FROM DISCONTINUED
 OPERATIONS.............           --           --           --           --           --      (288,104)
                          -----------  -----------  -----------  -----------  -----------  ------------
LOSS ON DISPOSAL OF
 DISCONTINUED
 OPERATIONS.............           --           --           --           --           --       (75,279)
                          -----------  -----------  -----------  -----------  -----------  ------------
   Net loss.............  $(3,970,397) $(4,287,317) $(9,470,334) $(1,551,099) $(4,292,436) $(30,702,821)
                          ===========  ===========  ===========  ===========  ===========  ============
LOSS PER COMMON SHARE...  $     (1.07) $     (1.11) $     (1.92) $     (0.35) $     (0.62)
                          ===========  ===========  ===========  ===========  ===========
WEIGHTED AVERAGE COMMON
 SHARES USED IN
 COMPUTING LOSS PER
 COMMON SHARE...........    3,711,559    3,857,780    4,924,623    4,432,383    6,887,156
                          ===========  ===========  ===========  ===========  ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                         ZONAGEN, INC., AND SUBSIDIARY

                         (A DEVELOPMENT STAGE COMPANY)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                       DEFICIT
                            PREFERRED                                                ACCUMULATED
                              STOCK        COMMON STOCK     ADDITIONAL               DURING THE       TOTAL
                          -------------- -----------------   PAID-IN      DEFERRED   DEVELOPMENT  STOCKHOLDERS'
                          SHARES  AMOUNT  SHARES    AMOUNT   CAPITAL    COMPENSATION    STAGE        EQUITY
                          ------- ------ ---------  ------  ----------  ------------ -----------  -------------
Exchange of common stock
 ($.004 per share) for
 technology rights and
 services from founding
 stockholders...........       -- $   --   245,367  $ 245   $     805    $      --   $        --   $     1,050
 Net loss...............       --     --        --     --          --           --       (27,613)      (27,613)
                          ------- ------ ---------  -----   ---------    ---------   -----------   -----------
BALANCE AT DECEMBER 31,
 1987 (Unaudited).......       --     --   245,367    245         805           --       (27,613)      (26,563)
 Net loss...............       --     --        --     --          --           --      (327,412)     (327,412)
                          ------- ------ ---------  -----   ---------    ---------   -----------   -----------
BALANCE AT DECEMBER 31,
 1988 (Unaudited).......       --     --   245,367    245         805           --      (355,025)     (353,975)
 Proceeds from issuance
  of common stock.......       --     --    65,431     65       2,735           --            --         2,800
 Net loss...............       --     --        --     --          --           --      (966,681)     (966,681)
                          ------- ------ ---------  -----   ---------    ---------   -----------   -----------
BALANCE AT DECEMBER 31,
 1989 (Unaudited).......       --     --   310,798    310       3,540           --    (1,321,706)   (1,317,856)
 Proceeds from issuance
  of common stock.......       --     --       467      1          19           --            --            20
 Net loss...............       --     --        --     --          --           --    (1,426,320)   (1,426,320)
                          ------- ------ ---------  -----   ---------    ---------   -----------   -----------
BALANCE AT DECEMBER 31,
 1990 (Unaudited).......       --     --   311,265    311       3,559           --    (2,748,026)   (2,744,156)
 Net loss...............       --     --        --     --          --           --    (1,819,620)   (1,819,620)
                          ------- ------ ---------  -----   ---------    ---------   -----------   -----------
BALANCE AT DECEMBER 31,
 1991 (Unaudited).......       --     --   311,265    311       3,559           --    (4,567,646)   (4,563,776)
 Conversion of 391,305
  shares of Series C
  preferred stock into
  common stock..........       --     --    91,442     92     359,908           --            --       360,000
 Purchase of retirement
  of common stock.......       --     --   (23,555)   (24)       (984)          --            --        (1,008)
 Proceeds from issuance
  of common stock.......       --     --    16,946     17       6,983           --            --         7,000
 Net loss...............       --     --        --     --          --           --    (1,582,808)   (1,582,808)
                          ------- ------ ---------  -----   ---------    ---------   -----------   -----------
BALANCE AT DECEMBER 31,
 1992 (Unaudited).......       --     --   396,098    396     369,466           --    (6,150,454)   (5,780,592)
 Issuance of common
  stock for cash, April
  1, 1993 and May 12,
  1993 ($5.50 per
  share), net of
  offering costs of
  $1,403,400............       --     -- 1,534,996  1,535   7,037,543           --            --     7,039,078
 Issuance of common
  stock for cash and
  license agreement,
  December 9, 1993
  ($10.42 per share),
  net of offering costs
  of $46,833............       --     --   239,933    240   2,453,017           --            --     2,453,257
 Conversion of Series A
  preferred stock to
  common stock..........       --     --   179,936    180     600,420           --            --       600,600
 Conversion of Series B
  preferred stock to
  common stock..........       --     --    96,013     96     377,903           --            --       377,999
 Conversion of Series C
  preferred stock to
  common stock..........       --     --   876,312    877   3,442,530           --            --     3,443,407
 Conversion of Series D
  preferred stock to
  common stock..........       --     --   280,248    280     599,352           --            --       599,632
 Conversion of bridge
  loan to common stock..       --     --    64,000     64     255,936           --            --       256,000
 Net loss...............       --     --        --     --          --           --    (2,531,883)   (2,531,883)
                          ------- ------ ---------  -----   ---------    ---------   -----------   -----------

                         ZONAGEN, INC., AND SUBSIDIARY

                         (A DEVELOPMENT STAGE COMPANY)

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY--(CONTINUED)

                                                                                        DEFICIT
                                                                                      ACCUMULATED
                         PREFERRED STOCK     COMMON STOCK   ADDITIONAL                 DURING THE       TOTAL
                         ----------------  ----------------   PAID-IN      DEFERRED   DEVELOPMENT   STOCKHOLDERS'
                          SHARES   AMOUNT   SHARES   AMOUNT   CAPITAL    COMPENSATION    STAGE         EQUITY
                         --------  ------  --------- ------ -----------  ------------ ------------  -------------
BALANCE AT DECEMBER 31,
 1993 (Unaudited).......       --  $   --  3,667,536 $3,668 $15,136,167   $      --   $ (8,682,337)  $ 6,457,498
 Deferred compensation
  resulting from grant
  of options............       --      --         --     --     187,500    (187,500)            --            --
 Amortization of
  deferred compensation.       --      --         --     --          --      37,500             --        37,500
 Exercise of warrants to
  purchase common stock
  for cash, June 30,
  1994 ($3.94 per
  share)................       --      --     39,623     40     156,079          --             --       156,119
 Issuance of common
  stock for purchase of
  FTI, October 13, 1994.       --      --    111,111    111   1,567,184          --             --     1,567,295
 Net loss...............       --      --         --     --          --          --     (3,970,397)   (3,970,397)
                         --------  ------  --------- ------ -----------   ---------   ------------   -----------
BALANCE AT DECEMBER 31,
 1994...................       --      --  3,818,270  3,819  17,046,930    (150,000)   (12,652,734)    4,248,015
 Amortization of
  deferred compensation.       --      --         --     --          --      37,500             --        37,500
 Exercise of options to
  purchase common stock
  for cash, January and
  April 1995 ($.10 to
  $6.13 per share)......       --      --      4,546      4      13,919          --             --        13,923
 Issuance of common
  stock for cash and a
  financing charge,
  March 9, 1995.........       --      --     16,000     16      75,984          --             --        76,000
 Issuance of Series A
  preferred stock for
  cash, October 4, 1995,
  and October 19, 1995
  ($10.00 per share),
  net of offering costs
  of $651,495...........  598,850     599         --     --   5,336,406          --             --     5,337,005
 Conversion of Series A
  preferred stock into
  common stock, November
  and December 1995.....  (94,000)    (94)   259,308    259        (165)         --             --            --
 Net loss...............       --      --         --     --          --          --     (4,287,317)   (4,287,317)
                         --------  ------  --------- ------ -----------   ---------   ------------   -----------
BALANCE AT DECEMBER 31,
 1995...................  504,850     505  4,098,124  4,098  22,473,074    (112,500)   (16,940,051)    5,425,126
 Deferred compensation
  resulting from grant
  of options............       --      --         --     --      86,250     (86,250)            --            --
 Amortization of
  deferred compensation.       --      --         --     --          --      54,032             --        54,032
 Exercise of warrants to
  purchase common stock
  for cash, January
  through December 1996
  ($3.63 per share).....       --      --    227,776    228     826,595          --             --       826,823
 Conversion of Series A
  preferred stock into
  common stock, January
  through November 1996. (507,563)   (508) 1,396,826  1,397        (889)         --             --            --
 Issuance of options for
  services, January 12,
  1996..................       --      --         --     --      98,745          --             --        98,745
 Exercise of options to
  purchase common stock
  for cash, February
  through November 1996
  ($.001 to $5.50 per
  share)................       --      --     23,100     23      75,005          --             --        75,028

                         ZONAGEN, INC., AND SUBSIDIARY

                         (A DEVELOPMENT STAGE COMPANY)

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY--(CONTINUED)

                                                                                         DEFICIT
                                                                                       ACCUMULATED
                         PREFERRED STOCK      COMMON STOCK   ADDITIONAL                 DURING THE       TOTAL
                         -----------------  ----------------   PAID-IN      DEFERRED   DEVELOPMENT   STOCKHOLDERS'
                          SHARES    AMOUNT   SHARES   AMOUNT   CAPITAL    COMPENSATION    STAGE         EQUITY
                         ---------  ------  --------- ------ -----------  ------------ ------------  -------------
 Issuance of common
  stock for agreement
  not to compete, April
  13, 1996..............        --  $   --     19,512 $   19 $   199,978   $      --   $         --   $   199,997
 Exercise of warrants to
  purchase Series A
  preferred stock under
  cashless exercise
  provision, June 5,
  1996..................     2,713       3         --     --          (3)         --             --            --
 Issuance of Series B
  preferred stock for
  cash, September 30,
  1996, and October 11,
  1996 ($10.00 per
  share), net of
  offering costs of
  $2,557,440............ 1,692,500   1,693         --     --  14,365,867          --             --    14,367,560
 Conversion of Series B
  preferred stock into
  common stock, November
  through December 1996.  (177,594)   (178)   268,058    268         (90)         --             --            --
 Net loss...............        --      --         --     --          --          --     (9,470,334)   (9,470,334)
                         ---------  ------  --------- ------ -----------   ---------   ------------   -----------
BALANCE AT DECEMBER 31,
 1996................... 1,514,906   1,515  6,033,396  6,033  38,124,532    (144,718)   (26,410,385)   11,576,977
 Amortization of
  deferred compensation.        --      --         --     --          --      13,687             --        13,687
 Exercise of options to
  purchase common stock
  for services, February
  1997 ($.00 per share).        --      --      5,000      5          (5)         --             --            --
 Exercise of options to
  purchase common stock
  for cash, January
  through March 1997
  ($.04 to $7.25 per
  share)                        --      --     19,473     20      60,491          --             --        60,511
 Exercise of warrants to
  purchase common stock
  for cash, January
  through March 1997
  ($3.63 per share).....        --      --     12,228     12      44,375          --             --        44,387
 Issuance of common
  stock for a cashless
  exercise of Series A
  preferred stock
  warrants, February
  1997 ($.001)..........        --      --     70,112     70         (70)         --             --            --
 Issuance of common
  stock as final
  purchase price for
  acquisition of FTI,
  January 31, 1997
  ($9.833 per share)....        --      --    305,095    305        (305)         --             --            --
 Issuance of common
  stock as final debt
  payment on FTI
  acquisition, January
  31, 1997 ($9.833 per
  share)................        --      --     19,843     20      93,791          --             --        93,811
 Conversion of Series B
  Preferred Stock into
  common stock, January
  through March 1997....  (604,205)   (604)   911,959    912        (308)         --             --            --
 Net loss...............        --      --         --     --          --          --     (4,292,436)   (4,292,436)
                         ---------  ------  --------- ------ -----------   ---------   ------------   -----------
BALANCE AT MARCH 31,
 1997 (Unaudited).......   910,701  $  911  7,377,106 $7,377 $38,322,501   $(131,031)  $(30,702,821)  $ 7,496,937
                         =========  ======  ========= ====== ===========   =========   ============   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                         ZONAGEN, INC., AND SUBSIDIARY

                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                             FOR THE
                                                                                              PERIOD
                                                                                               FROM
                                                                                            INCEPTION
                                                                      FOR THE THREE        (AUGUST 20,
                                                                      MONTHS ENDED            1987)
                            FOR THE YEAR ENDED DECEMBER 31,             MARCH 31,            THROUGH
                          -------------------------------------  ------------------------   MARCH 31,
                             1994         1995         1996         1996         1997          1997
                          -----------  -----------  -----------  -----------  -----------  ------------
                                                                 (UNAUDITED)  (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net loss...............  $(3,970,397) $(4,287,317) $(9,470,333) $(1,551,099) $(4,292,436) $(30,702,820)
 Loss on disposal of
  discontinued
  operations............           --           --           --           --           --        75,279
 Adjustments to
  reconcile net loss to
  net cash used in
  operating
  activities--
   Noncash financing
    costs...............           --       75,984           --           --           --       315,984
   Depreciation and
    amortization........      224,843      317,050      358,310       81,105       93,464     1,312,410
   Noncash expenses
    related to stock-
    based transactions..       37,500       37,500      152,777       25,834       13,692       241,489
   Common stock issued
    for agreement not to
    compete.............           --           --      199,997           --           --       199,997
   Series B preferred
    stock issued for
    consulting services.           --           --           --           --           --        17,999
 Changes in operating
  assets and
  liabilities, net of
  effects of purchase
  of businesses in
  1988, 1994 and 1996--
   (Increase) decrease
    in receivables......     (168,370)     146,120     (119,893)    (150,578)       2,349      (151,613)
   Increase) decrease in
    product inventory...      (28,422)      79,570       56,307      (14,376)      10,841       118,296
   (Increase) decrease
    in prepaids and
    other current
    assets..............         (167)      (1,005)     (44,273)     (51,447)      45,285       (15,696)
   (Decrease) increase
    in accounts payable
    and accrued
    liabilities.........      421,983      383,444      877,154      227,428      822,258     2,614,715
                          -----------  -----------  -----------  -----------  -----------  ------------
    Net cash used in
     operating
     activities.........   (3,483,030)  (3,248,654)  (7,989,954)  (1,433,133)  (3,304,547)  (25,973,960)
                          -----------  -----------  -----------  -----------  -----------  ------------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Capital expenditures...      (35,985)     (43,500)    (182,337)     (70,005)     (18,714)     (929,413)
 Purchase of technology
  rights and other
  assets................     (189,002)    (133,988)    (203,651)     (22,078)     (73,187)     (744,209)
 Cash acquired in
  purchase of FTI.......        2,695           --           --           --           --         2,695
 Proceeds from sale of
  subsidiary, less
  $12,345 for operating
  losses during 1990
  phase-out period......           --           --           --           --           --       137,646
 Increase in net assets
  held for disposal.....           --           --           --           --           --      (212,925)
                          -----------  -----------  -----------  -----------  -----------  ------------
 Net cash used in
  investing activities..     (222,292)    (177,488)    (385,988)     (92,083)     (91,901)   (1,746,206)
                          -----------  -----------  -----------  -----------  -----------  ------------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Proceeds from issuance
  of common stock.......      156,119       13,939      901,851      866,403      104,893    10,678,957
 Proceeds from issuance
  of preferred stock....           --    5,337,005   14,367,560           --           --    23,688,522
 Proceeds from issuance
  of notes payable......           --           --           --           --           --     2,838,681
 Principal payments on
  notes payable.........      (59,615)    (182,714)      (8,425)          --       (3,469)   (1,706,116)
                          -----------  -----------  -----------  -----------  -----------  ------------
    Net cash provided by
     financing
     activities.........       96,504    5,168,230   15,260,986      866,403      101,424    35,500,044
                          -----------  -----------  -----------  -----------  -----------  ------------
NET INCREASE (DECREASE)
 IN CASH AND CASH
 EQUIVALENTS............   (3,608,818)   1,742,088    6,885,044     (658,813)  (3,295,024)    7,779,878
CASH AND CASH
 EQUIVALENTS, beginning
 of period..............    6,056,588    2,447,770    4,189,858    4,189,858   11,074,902            --
                          -----------  -----------  -----------  -----------  -----------  ------------
CASH AND CASH
 EQUIVALENTS, end of
 period.................  $ 2,447,770  $ 4,189,858  $11,074,902    3,531,045  $ 7,779,878  $  7,779,878
                          -----------  -----------  -----------  -----------  -----------  ------------
SUPPLEMENTAL DISCLOSURES
 OF CASH FLOW
 INFORMATION:
 Cash paid during the
  period for interest...  $     5,660  $        --  $        --  $        --  $        --  $    129,243
 Acquisition of FTI.....    1,567,295           --           --           --           --     1,567,295
 Assumed debt in
  purchase of Zygotek
  assets................           --           --       39,625           --           --        39,625
 Reduction of debt due
  to final payment, in
  stock, of FTI
  acquisition...........           --           --           --           --       93,812        93,812

  The accompanying notes are an integral part of these consolidated financial statements.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND OPERATIONS:

  Zonagen, Inc., a Delaware corporation, was organized on August 20, 1987 (Inception) (together with its subsidiary, the Company), and is a biopharmaceutical company in the development stage engaged in the research, development and marketing of products which address conditions and diseases associated with the human reproductive system. The products under development include Vasomax, an oral treatment for male erectile dysfunction, and products for the treatment of urological diseases such as benign prostatic hyperplasia and prostate cancer. The Company is also active in the research and development of new approaches to contraception, including zona pellucida-based vaccines in collaboration with Schering AG, and an adjuvant to enhance the effectiveness of vaccines. The Company's growth strategy is to develop products based on its own research as well as in-licensing existing and late-stage development products and technologies focused in the area of human reproductive health care. From Inception through December 31, 1996, the Company has been primarily engaged in research and development and is still in a development stage. On April 1, 1993, the Company completed its initial public offering (the Initial Offering).

  There can be no assurance that the Company will complete successfully the transition from a development stage company to the successful introduction of commercially viable products. Such ability to complete the transition is dependent upon, among other things, the Company's ability to obtain additional working capital to develop, manufacture and market its products and the success of future operations. The Company requires substantial funds to continue research and development, including preclinical studies and clinical trials of its products, and to commence sales and marketing efforts if FDA and other regulatory approvals are obtained. The ability of the Company to successfully develop, manufacture and market its proprietary products is dependent upon many factors. The Company's business is subject to significant risks consistent with biotechnology companies that are developing products for human therapeutic use. These risks include, but are not limited to, substantial dependence on one product, uncertainty of additional funding, uncertainty of protection for patents and proprietary technology, government regulation, reliance on third parties for sales, marketing and manufacturing, product liability exposure and reliance on contract research organizations. See "Risk Factors" elsewhere herein. Other than through Fertility Technologies, Inc. (FTI), the Company has not generated revenues from operations nor is there any assurance of significant revenues in the future.

  The Company has incurred losses since its inception in 1987 and expects to incur losses for the next several years. As of December 31, 1996, the Company had accumulated losses of $26,410,385 and had cash reserves of $11,074,902. The Company expects that it can conserve its capital resources sufficient to fund its operations through the end of 1997. If the results of Phase 3 clinical trials are favorable, the Company expects to require additional capital to fund its "open label studies" in the third quarter of 1997. The Company believes that it will receive funds sufficient to maintain its clinical program and other operations at least through the end of 1997. If sufficient cash resources are not available, management intends to reduce expenditures for its clinical program and other operations. If the results of its Phase 3 clinical trial are unfavorable, the Company intends to reduce its research and development expenditures and focus on its remaining business, in which case the Company expects that its existing capital resources will be sufficient to fund its operations through the end of 1997. It is difficult to determine the development costs associated with the Phase 3 clinical development of Vasomax and the costs associated with an NDA submission upon the completion of such development, if successful. Accordingly, there can be no assurance that additional capital will not be necessary prior to the time anticipated. The Company's future capital requirements will depend on many factors, including continued scientific clinical assessment of products under development. Additional financing will be required to complete the development and to commence the manufacturing and marketing of the Company's proposed products. The unavailability of such financing could delay or prevent the development and marketing of some or all of the Company's proposed products or cause the Company to cease operations. There can be no assurance that the Company will be successful in obtaining additional capital in amounts sufficient to continue to fund its operations and product development. At this time, the Company is pursuing corporate partnering relationships with pharmaceutical companies in several countries to advance the development of its proposed products.

                         ZONAGEN, INC., AND SUBSIDIARY

                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  On October 13, 1994, the Company purchased all of the outstanding common stock of FTI (a Massachusetts corporation). The Company currently has sales through this subsidiary, from the marketing and distribution of a variety of third-party fertility-related products to obstetrics/gynecology, urology and fertility specialists.

  The following unaudited pro forma information shows the results of operations for the year ended December 31, 1994, as if the acquisition had occurred on January 1, 1994 after giving effect to certain adjustments, including amortization of excess of cost over fair value of tangible assets acquired, interest expense related to the assumption of debt and intercompany eliminations.

                                                                      PRO FORMA
                                                                       AMOUNTS
                                                                        1994
                                                                     -----------
                                                                     (UNAUDITED)
      Total revenues................................................ $2,785,165
      Net loss......................................................  4,119,886
      Pro forma net loss per share..................................       0.97
      Shares used in computing loss per common share................  4,256,056

  The pro forma results of operations are not necessarily indicative of the actual results of operations that would have occurred had the purchase been made at January 1, 1994, or of the results which may occur in the future.

  On June 7, 1996, FTI purchased substantially all of the assets of Zygotek, Inc., a Massachusetts corporation (Zygotek), for cash of $15,000 and the assumption of notes payable of $39,625. FTI also received the rights to a proprietary product in connection with the purchase.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and FTI, its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  For purposes of the consolidated statements of cash flows, the Company considers all cash accounts and highly liquid investments having original maturities of three months or less to be cash and cash equivalents.

 Product Inventory

  Product inventory consists primarily of products manufactured by others for resale to obstetrics/gynecologists, urologists and fertility clinics. Inventory at December 31, 1996, also includes finished goods manufactured by the Company for sale to fertility clinics. Inventory is stated at the lower of cost or market using the first-in, first-out method.

                         ZONAGEN, INC., AND SUBSIDIARY

                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 Lab Equipment, Furniture and Leasehold Improvements

  Lab equipment, furniture and leasehold improvements are recorded at cost, less accumulated depreciation and amortization. Depreciation is computed on the straight-line method over an estimated useful life of five years or, in the case of leasehold improvements, amortized over the remaining term of the lease. Depreciation and amortization for tax reporting purposes is computed using the accelerated cost recovery system. Maintenance and repairs that do not improve or extend the life of assets are expensed as incurred.

 Excess of Cost Over Fair Value of Tangible Assets Acquired

  Excess of cost over fair value of tangible assets acquired was recorded in conjunction with the purchase of FTI and the Zygotek assets and is amortized using the straight-line method over a seven-year period and six-year period, respectively.

 Other Assets

  Other assets consist primarily of patent costs, primarily legal fees. These costs are being amortized over 17 years, or the lesser of the legal or the estimated economic life of the patent.

 Revenue Recognition

  The Company recognizes revenues from product sales upon shipment. Revenues from licensing activities are recognized as these revenues are earned.

 Research and Development Costs

  The Company expenses research and development costs in the period they are incurred.

 Loss Per Common Share

  Loss per common share is computed by dividing the net loss for the period by the weighted average number of shares of common stock outstanding during each period. In all applicable years, all common stock equivalents, including Series A preferred stock and Series B preferred stock, were antidilutive and, accordingly, were not included in the computation.

  In March 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share." SFAS No. 128 establishes standards for computing and presenting earnings per share (EPS) of common stock. This statement simplifies the standards for computing EPS, previously found in Accounting Principles Board Opinion (APB) No. 15, "Earnings Per Share," and makes them comparable to international EPS standards. The statement also retroactively revises the presentation of EPS in the financial statements. The Company will adopt SFAS No. 128 for the year ended December 31, 1997, and has not currently quantified the effect of adoption.

                         ZONAGEN, INC., AND SUBSIDIARY

                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

3. LAB EQUIPMENT, FURNITURE AND LEASEHOLD IMPROVEMENTS:

  Lab equipment, furniture and leasehold improvements are classified as follows:

                                                  DECEMBER 31
                                              --------------------  MARCH 31,
                                                1995       1996        1997
                                              --------  ----------  ----------
Laboratory equipment......................... $475,162  $  592,479  $  606,777
Furniture and fixtures.......................  138,720     137,235     139,110
Office equipment.............................   76,043     101,427     101,968
Leasehold improvements.......................  145,182     186,303     188,303
                                              --------  ----------  ----------
                                               835,107   1,017,444   1,036,158
Less--Accumulated depreciation and amortiza-
 tion........................................ (601,792)   (706,351)   (734,375)
                                              --------  ----------  ----------
  Total...................................... $233,315  $  311,093  $  301,783
                                              ========  ==========  ==========

  Depreciation expense of $209,259, $96,667, $104,559 and $28,024 (unaudited)
was recorded in the years ended December 31, 1994, 1995 and 1996 and for the three months ended March 31, 1997, respectively.

4. OPERATING LEASES:

  The Company leases laboratory and office space. Rental expense for the years ended December 31, 1994, 1995 and 1996, and for the three months ended March 31, 1997, was $91,577, $179,640, $179,335 and $38,861 (unaudited) respectively. Future minimum lease payments under noncancelable leases with original terms in excess of one year as of December 31, 1996, are as follows:

      1997............................................................. $168,053
      1998.............................................................  169,979
      1999.............................................................   89,603
      2000.............................................................    1,763
      2001.............................................................       --

5. NOTES PAYABLE:

  In connection with the acquisition of FTI, the Company assumed two note agreements from the former sole stockholder of FTI. One note agreement required the payment of four equal quarterly installments of $62,500, beginning December 31, 1994, through September 30, 1995. The note payments were satisfied in 1995. The second note agreement required the payment of a number of shares of common stock on January 31, 1997, determined based upon the market price of common stock at that date. Interest was imputed at a rate of 11 percent. On January 31, 1997, the Company issued 19,842 shares of common stock to satisfy the remaining note obligation.

  In connection with the purchase of Zygotek in June 1996, FTI assumed two note agreements totaling $39,625, one of which was to the former sole stockholder of Zygotek. The notes bear interest at 8 percent and 11 percent and mature on May 1, 1999, and October 1, 1998, respectively. Principal and interest payments of approximately $1,400 are due monthly. The notes are guaranteed by Zonagen, Inc.

                         ZONAGEN, INC., AND SUBSIDIARY

                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

6. FEDERAL INCOME TAXES:

  The Company had losses since inception and, therefore, has not been subject to federal income taxes. The Company has accumulated approximately $520,000 of research and development tax credits which will begin to expire in 2002. As of December 31, 1996, the Company has net operating loss (NOL) carryforwards for income tax purposes, subject to limitations described below, expiring as follows:

      YEAR EXPIRES--
      --------------
       2002......................................................... $    27,613
       2003.........................................................     288,615
       2004.........................................................     614,044
       2005.........................................................   1,347,926
       2006.........................................................   1,839,889
       2007.........................................................   1,476,055
       2008.........................................................   2,360,658
       2009.........................................................   3,388,940
       2010.........................................................   3,889,500
       2011.........................................................   9,085,559
                                                                     -----------
         Total...................................................... $24,318,799
                                                                     ===========

  The Tax Reform Act of 1986 provided for a limitation on the use of NOL and tax credit carryforwards following certain ownership changes that could limit the Company's ability to utilize these NOLs and tax credits. Accordingly, the Company's ability to utilize the above NOL and tax credit carryforwards to reduce future taxable income and tax liabilities may be limited. Additionally, because U.S. tax laws limit the time during which NOLs and tax credit carryforwards may be applied against future taxable income and tax liabilities, the Company may not be able to take full advantage of its NOLs and tax credit carryforwards for federal income tax purposes.

  The FASB has issued SFAS No. 109, "Accounting for Income Taxes." As the Company has incurred losses since inception, and there is no certainty of future revenues, a deferred tax asset has been recorded and reserved in full in the accompanying financial statements for the Company's NOL carryforward.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are as follows:

                                                            DECEMBER 31
                                                      ------------------------
                                                         1995         1996
                                                      -----------  -----------
Deferred tax assets and liabilities--
  Net operating loss carryforwards................... $ 5,179,000  $ 8,268,000
  Book/tax difference on basis of assets and license
   agreements........................................      57,000      133,000
  Research and development tax credits...............     505,000      520,000
  Accruals/expenses not currently deductible.........      68,000       26,000
                                                      -----------  -----------
    Total deferred tax assets........................   5,809,000    8,947,000
Less--Valuation allowance............................  (5,809,000)  (8,947,000)
                                                      -----------  -----------
    Net deferred tax assets                           $        --  $        --
                                                      ===========  ===========

                         ZONAGEN, INC., AND SUBSIDIARY

                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

7. STOCKHOLDERS' EQUITY:

 Series A Preferred Stock

  In October 1995, the Company authorized 770,000 shares and issued 598,850 shares of Series A convertible preferred stock (Series A Preferred Stock) for $10.00 per share. Net proceeds to the Company were approximately $5,337,000. On November 1, 1996, the Company exercised its right to cause the mandatory conversion of the Series A Preferred Stock, with the result that all such shares not previously converted were converted into common stock effective November 25, 1996. Prior to conversion, each share of Series A Preferred Stock was convertible at the option of the holder into shares of common stock at an initial conversion price of $3.625 per share. Holders of the Series A Preferred Stock were entitled to liquidation preference of $13.00 per share upon the liquidation, sale or other disposition of all or substantially all of the assets of the Company. Series A stockholders were entitled to vote as if their shares had been converted into common stock and were entitled to approve
(a) additional securities of the Company, (b) changes to the rights and preferences of the Series A Preferred Stock and (c) declaration of dividends or repurchases of securities of the Company.

 Series B Preferred Stock

  In September 1996, the Company authorized 1,925,000 shares of Series B convertible preferred stock (Series B Preferred Stock). On September 30, 1996, the Company completed an initial closing of a private placement for its Series B Preferred Stock in which it sold 1,137,750 shares at a price of $10.00 per share. Net proceeds to the Company from the initial closing of the private placement were approximately $9.7 million. On October 11, 1996, the Company completed the final closing of its private placement of Series B Preferred Stock, in which it sold an additional 554,750 shares of Series B Preferred Stock at a price of $10.00 per share. Net proceeds from the final closing of the private placement were approximately $4.7 million. The aggregate offering consisted of 1,692,500 shares of Series B Preferred Stock with net proceeds of approximately $14.4 million.

  Each share of Series B Preferred Stock is convertible at the option of the holder into shares of common stock at an initial conversion price of $6.625 per share. In October 1997, the conversion price is subject to adjustment if the common stock is trading, as defined, less than 130 percent of the conversion price. Beginning in October 1997, the Company can cause the Series B Preferred Stock to be converted into common stock if the common stock is trading, as defined, for more than 150 percent of the conversion price. Holders of the Series B Preferred Stock are entitled to a liquidation preference of $13.00 per share upon the liquidation of the Company. Holders of Series B Preferred Stock are entitled to vote as if their shares had been converted into common stock and are entitled to approve (a) additional securities of the Company that are senior to or on parity with the Series B Preferred Stock, (b) changes to the rights and preferences of the Series B Preferred Stock and (c) declaration of dividends on junior stock or repurchases of securities of the Company.

  Through December 31, 1996, 177,594 shares of Series B Preferred Stock had been converted into 268,058 shares of common stock. From January 1, 1997, through March 31, 1997, 604,205 shares of Series B Preferred Stock have been submitted by their holders for conversion into 911,961 shares of common stock.

 Common Stock

  In March 1995, the Company issued 16,000 shares of common stock to The Woodlands Venture Fund, L.P., for a purchase price of $.001 per share. These shares were issued in consideration for providing additional financing pending the completion of the offering of Series A Preferred Stock. The Company recorded an expense of $75,984 for the difference between the market value of these shares and the amount received.

                         ZONAGEN, INC., AND SUBSIDIARY

                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  The acquisition of FTI required a final payment based upon the market price per share of common stock at January 31, 1997, and whether FTI achieves certain earnings milestones. On January 31, 1997, the Company issued 305,095 shares of common stock as final payment.

 Warrants

  In connection with the Initial Offering, the Company issued to the underwriter warrants to purchase 135,000 shares of common stock at an initial price per share equal to 120 percent of the initial public offering price per share. These warrants contain certain antidilution provisions providing for adjustment of the initial exercise price and the number and type of securities issuable upon exercise of the warrants upon certain conditions. These warrants were recorded at zero value in the accompanying financial statements because the value was determined to be de minimis when issued. In 1995, as a result of the sale of Series A Preferred Stock, these warrants were converted into warrants to purchase 245,459 shares of common stock for $3.63 per share. In November 1996, as a result of the sale of Series B Preferred Stock, the remaining warrants were converted into warrants to purchase 37,898 shares of common stock for $2.46 per share. During 1996, warrants for 227,776 shares were exercised for total proceeds of $826,823. From January 1, 1997, through March 31, 1997, warrants for 12,228 shares of common stock were exercised by their holders (unaudited).

  In connection with the October 1995 sale of Series A Preferred Stock, the Company issued warrants to the placement agent to purchase 59,885 shares of Series A Preferred Stock at a price of $11.00 per share. These warrants expire in 2000. These warrants were recorded at zero value in the accompanying financial statements because the value was determined to be de minimis when issued. During 1996, Series A warrants were exercised and converted into 4,168 shares of common stock under a cashless exercise provision. From January 1, 1997, through March 31, 1997, Series A warrants were exercised and converted into 70,112 shares of common stock under a cashless exercise provision (unaudited).

  In connection with the issuance of Series B Preferred Stock, the Company issued warrants to the placement agent to purchase 169,250 shares of Series B Preferred Stock at a price of $11.00 per share. These warrants expire in 2001. These warrants were recorded at estimated fair value of $405,269. The fair value of these warrants is estimated on the date of grant using the Black Scholes option pricing model with the following weighted average assumptions: risk-free interest rates of 5.67 percent; no expected dividend yield; expected life of one year; and expected volatility of 65 percent.

8. STOCK OPTIONS:

  The Company has two stock option plans for the granting of options to purchase a minimum of 1,007,000 shares of common stock by its employees and consultants. There are no significant differences between the provisions of each plan. Options are granted with an exercise price per share as determined by the board of directors, generally equal to the fair market value per share of common stock on the grant date. Vesting provisions for each grant are determined by the board of directors and have generally been 20 percent on each anniversary of the grant date. All options expire no later than the tenth anniversary of the grant date. At December 31, 1996, 275,866 options are available to be granted under these plans.

  The Company also has a stock option plan for its nonemployee directors that may grant options to purchase up to 115,000 shares of common stock. The plan provides that each director receive options to purchase 5,000 shares of common stock upon initial election to the board of directors and receive options to purchase 2,500 shares at each reelection. These options are fully vested when granted and expire no later than the tenth anniversary of the grant date. At December 31, 1996, 26,658 options were available to be granted under this plan.

                         ZONAGEN, INC., AND SUBSIDIARY

                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  The Company accounts for its stock option plans under APB No. 25 and the related Interpretations. Accordingly, deferred compensation is recorded for stock options based on the excess of the market value of the common stock on the measurement date over the exercise price of the options. This deferred compensation is amortized over the vesting period of each option.

  In January 1994, the president of the Company was granted an option to purchase 50,000 shares of common stock. This option vests at 20 percent per year. The difference between the market value of common stock at the date of grant and the exercise price per common share was recorded as deferred compensation. Related compensation expense is recognized over the five-year vesting period.

  In January 1996, the Company granted a consultant stock options to purchase 10,000 shares of common stock as compensation for services rendered in 1996. As a result of this option issuance, the Company recorded $98,745 of general and administrative expense in 1996.

  In December 1996, the board of directors approved the adoption of a new nonemployee director stock option plan and the issuance of options to purchase 175,000 shares of common stock to members of the Company's board of directors, subject to stockholder approval. Upon approval of this plan, these stock options to purchase 175,000 shares of common stock will be granted to the members of its board of directors. When granted, the Company will record deferred compensation equal to the amount by which the fair market value exceeds the exercise price. The deferred compensation will be amortized over the vesting period.

  In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which, if fully adopted, requires the Company to record stock-based compensation at fair value. The Company has adopted the disclosure requirements of SFAS No. 123 for employee stock-based compensation and has elected not to record related compensation expense in accordance with this statement. Had compensation expense for its stock option plans been determined consistent with SFAS No. 123, the Company's net loss and net loss per share would have been increased to the following pro forma amounts:

                                                            FOR THE YEAR ENDED
                                                                DECEMBER 31
                                                           ---------------------
                                                              1995       1996
                                                           ---------- ----------
      Net loss--
        As reported....................................... $4,287,317 $9,470,334
        Pro forma.........................................  4,384,651  9,790,780
      Loss per share--
        As reported....................................... $     1.11 $     1.92
        Pro forma.........................................       1.14       1.99

  Because the SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

                         ZONAGEN, INC., AND SUBSIDIARY

                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  The following is a summary of all stock option activity:

                                                               COMMON   WEIGHTED
                                                               SHARES   AVERAGE
                                                                UNDER   EXERCISE
                                                               OPTIONS   PRICE
                                                               -------  --------
      Outstanding at December 31, 1993........................ 367,323   $3.831
        Options granted....................................... 165,000    7.039
        Options canceled......................................  (3,001)   4.119
                                                               -------
      Outstanding at December 31, 1994........................ 529,322    4.771
        Options granted....................................... 172,500    4.156
        Options exercised.....................................  (4,546)   3.063
        Options canceled...................................... (49,421)   5.881
                                                               -------
      Outstanding at December 31, 1995........................ 647,855    4.518
        Options granted....................................... 206,650    7.794
        Options exercised..................................... (23,100)   3.248
        Options canceled...................................... (56,400)   6.105
                                                               -------
      Outstanding at December 31, 1996........................ 775,005    6.405
        Options granted.......................................      --       --
        Options exercised..................................... (24,473)    2.47
        Options canceled...................................... (15,012)    4.00
                                                               -------   ------
      Outstanding at March 31, 1997 (unaudited)............... 735,520     5.52
                                                               -------   ------
      Exercisable at December 31, 1994........................ 169,742    3.332
      Exercisable at December 31, 1995........................ 249,986    3.816
      Exercisable at December 31, 1996........................ 349,364    4.093
      Exercisable at March 31, 1997 (unaudited)............... 346,403     4.26

  The exercise price of options outstanding at March 31, 1997, range from $.001 to $9.00 (unaudited). The weighted average contractual life of options outstanding at March 31, 1997, was eight years (unaudited).

  The weighted average fair value of options granted in 1995 and 1996 was $2.14 and $5.39, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1995 and 1996, respectively, risk-free interest rates of 6.06 percent and 6.19 percent, no expected dividend yields for both years, expected lives of 6 years and expected volatility of 44 percent and 65 percent. There were no options granted during the period from January 1, 1997, through March 31, 1997.

9. LICENSE, RESEARCH AND DEVELOPMENT AGREEMENTS:

  During 1996, the Company entered into agreements with two contract research organizations, PPD Pharmaco and Affiliated Research Centers, Inc., for the U.S. clinical development of Vasomax, the Company's oral treatment for male impotency. The Company may terminate these agreements upon written notification and payment of expenses incurred prior to termination. During 1996, the Company made cash payments aggregating $3,162,000 and recorded payables and accrued expenses of $821,000 as of December 31, 1996. Upon continued success of the U.S. Vasomax clinical program, it is anticipated that the Company could spend in excess of $10,000,000 in 1997 to continue the U.S. clinical development program. If sufficient cash resources are not available, management intends to reduce expenditures under these agreements.

                         ZONAGEN, INC., AND SUBSIDIARY

                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  In April 1994, the Company entered into an assignment agreement with Gamogen, Inc. (the Gamogen Agreement), and Dr. Adrian Zorgniotti pursuant to which the Company purchased the rights to a technology for the treatment of male impotence, including rights to a U.S. patent application. In consideration for the assignment of the subject technology, the Company provided Gamogen, Inc. (Gamogen), with a cash payment of $100,000 in 1994. As consideration for Gamogen's agreement not to compete, the Company delivered $200,000 or 19,512 shares of the Company's common stock in April 1996. Pursuant to the Gamogen Agreement, Gamogen is to receive a predetermined royalty, based on the aggregate net sales of any product developed from the subject technology. In addition, the Company is required to conduct $100,000 per year of research through 1997 in the area of male impotency. The Company has a right of first negotiation to purchase or exclusively license improvements to any royalty-bearing product or competing product developed by Gamogen.

  On January 24, 1997, the Company signed an amendment to the Gamogen Agreement. This amendment expires in 2000 and provides the Company with an option to purchase back the royalty stream. The Company made an initial payment of $75,000 upon execution of the amendment and is required to make additional payments of $150,000 each year through 1999 or until the final purchase is completed. The Company can cancel the amendment at any time through nonpayment. The final purchase price, inclusive of amended payments previously made, is dependent upon the date the option is exercised and will range from $750,000 up to $1,750,000.

  On December 13, 1993, the Company entered into a corporate collaboration agreement with Schering AG (Schering), a German company, to develop and commercialize the human application of immunocontraceptive zona pellucida technology. Under the agreement, the Company will continue to conduct research studies of its zona pellucida technology, with a focus on identifying and selecting a lead immunocontraceptive product for humans. Schering will then conduct the necessary preclinical and clinical development studies of this and subsequent immunocontraceptive products and will seek the necessary regulatory approvals. The Company retains the manufacturing rights to the products, as well as the responsibility to develop scaled-up manufacturing processes and production capabilities. The Company also retains certain marketing and manufacturing rights in India and China, and the right to co-promote the product in the United States. Schering has exclusive marketing rights in all other countries worldwide. Upon execution of this agreement, the Company sold 239,933 shares of common stock to Schering Berlin Venture Corporation (SBVC) for $2.5 million, or $10.42 per share. SBVC is a subsidiary of Schering AG.

10. COMMITMENTS AND CONTINGENCIES:

  On May 16, 1994, Dr. Bonita Sue Dunbar (Dunbar) filed suit in the 270th District Court of Harris County, Texas, naming Baylor College of Medicine
(BCM), BCM Technologies, Inc. (BCMT), Fulbright & Jaworski L.L.P., The Woodlands Venture Capital Company and the Company as defendants (collectively, the Defendants). Dunbar is a cellular and molecular biologist who has been employed by BCM as a teacher and research scientist since 1981. During the course of her employment at BCM, Dunbar developed technologies relating to the use of certain recombinant zona pellucida peptides, the intellectual property rights to which were assigned to the Company in 1987. Dunbar claimed, among other things, that her assignment of the patent rights was induced by statutory and constructive fraud and a civil conspiracy on the part of the Defendants.

  The Court granted partial summary judgment in favor of the Company and the other defendants in connection with the action. As a result of the rulings, Dunbar is unable to rescind the assignment of the patent rights and is left only with ancillary claims. Such ancillary claims are subject to a motion to sever and abate pending Dunbar's appeal of the Court's orders granting the Company's motion for summary judgment. The Company believes the ancillary claims are without merit and will not have any material adverse effect on the Company's financial condition and results of operations.

               Graphics showing segments of Zonagen's business.
                   The graphics include the following text.




                        ZONAGEN REPRODUCTIVE HEALTHCARE



          Male Health                                     Female Health
          -----------                                     -------------
Erectile Dysfunction/Vasomax(TM)                  Sexual Dysfunction/Vasomax(TM)
BPH                                               Contraceptives
Prostate Cancer                                   Adjuvants/ImmuMax(TM)



                                      Fertility
                                      ---------
                                  Diagnostics
                                  Procedural Supplies

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


 NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY UNDERWRITER OR BY ANY OTHER PER-SON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.


                                ---------------


                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    5
The Company...............................................................   14
Use of Proceeds...........................................................   14
Price Range of Common Stock and Dividend Policy...........................   15
Capitalization............................................................   16
Dilution..................................................................   17
Selected Consolidated Financial Data......................................   18
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   19
Business..................................................................   23
Management................................................................   38
Principal Stockholders....................................................   41
Description of Capital Stock..............................................   43
Underwriting..............................................................   47
Legal Matters.............................................................   48
Experts...................................................................   48
Additional Information....................................................   49
Incorporation of Certain Documents by Reference...........................   49
Report of Independent Accountants.........................................  F-1


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                2,000,000 SHARES


                      [LOGO OF ZONAGEN, INC. APPEARS HERE]

                                  COMMON STOCK

                                ---------------

                                   PROSPECTUS

                                 JUNE   , 1997

                                ---------------

                          VOLPE BROWN WHELAN & COMPANY

                        RAYMOND JAMES & ASSOCIATES, INC.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  An itemized statement of the estimated amount of all expenses in connection with the distribution of the securities registered hereby, all of which will be paid by the Company, is as follows:

   Registration fee................................................... $ 14,027
   NASD filing fee....................................................    5,129
   Nasdaq listing fee.................................................   41,570
   Blue Sky fees and expenses.........................................   15,000
   Printing and engraving expenses....................................   45,000
   Legal fees and expenses............................................   85,000
   Accounting fees and expenses.......................................   50,000
   Miscellaneous fees and expenses....................................   19,274
                                                                       --------
       Total.......................................................... $275,000
                                                                       ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law ("DGCL"), inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

  Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. The Company maintains policies insuring its and its subsidiaries' officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

  The Company's Restated Certificate of Incorporation and Restated Bylaws require the Company to indemnify the Company's directors to the fullest extent permitted under Delaware law or any other applicable law in effect, but if such statute or law is amended, the Company may change the standard of indemnification only to the extent that such amended statute or law permits the Company to provide broader indemnification rights to the Company's directors. Pursuant to employment agreements entered into by the Company with its executive officers and certain other key employees, the Company must indemnify such officers and employees in the same manner and to the same extent that the Company is required to indemnify its directors under its Restated Certificate of Incorporation and Restated Bylaws. The Company's Restated Certificate of Incorporation limits the personal liability of a director to the Company or its stockholders to damages for breach of the director's fiduciary duty.

ITEM 16. EXHIBITS.

  The following is a list of all the exhibits filed as part of the Registration Statement.

EXHIBITS

   NUMBER
   ------
     1.1   --Underwriting Agreement.
     5.1   --Opinion of Andrews & Kurth L.L.P., as to the validity of the Common Stock.
    23.1   --Consent of Andrews & Kurth L.L.P. (included in Exhibit 5.1).
    23.2   --Consent of Arthur Andersen LLP.
   *23.3   --Consent of Marshall, O'Toole, Gerstein, Murray & Borun.
    24.1   --Power of Attorney (included as part of the signature page of this Registration Statement).

--------
* To be filed by amendment.

ITEM 17. UNDERTAKINGS

  The undersigned registrant hereby undertakes that:

  (1) For purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF THE WOODLANDS, STATE OF TEXAS, ON JUNE 10, 1997.

                                           ZONAGEN, INC.

                                               /s/   Joseph S. Podolski
                                          By___________________________________
                                                     Joseph S. Podolski
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

  We the undersigned, directors and officers of Zonagen, Inc. (the "Company"), do hereby severally constitute and appoint Joseph S. Podolski and Louis Ploth, Jr. and each or either of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys and agents, and each or any of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
     /s/   Martin P. Sutter                Chairman of the           June 10, 1997
------------------------------------      Board of Directors
          Martin P. Sutter

    /s/   Joseph S. Podolski           Director, President and       June 10, 1997
------------------------------------   Chief Executive Officer
         Joseph S. Podolski              (Principal Executive
                                               Officer)

     /s/   Louis Ploth, Jr.            Vice President--Business      June 10, 1997
------------------------------------ Development Chief Financial
          Louis Ploth, Jr.              Officer and Secretary
                                        (Principal Accounting
                                        Officer and Principal
                                          Financial Officer)

      /s/   Steven Blasnik                     Director              June 10, 1997
------------------------------------
           Steven Blasnik

     /s/   James L. Currie                     Director              June 10, 1997
------------------------------------
           James L. Currie

    /s/   Timothy McInerney                    Director              June 10, 1997
------------------------------------
          Timothy McInerney

   /s/   David B. McWilliams                   Director              June 10, 1997
------------------------------------
         David B. McWilliams

     /s/   David W. Ortlieb                    Director              June 10, 1997
------------------------------------
          David W. Ortlieb

     /s/   Allan D. Rudzik                     Director              June 10, 1997
------------------------------------
           Allan D. Rudzik